Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

DIPLOMAT PHARMACY, INC.,

SLB HOLDINGS, INC.

BURMAN’S APOTHECARY, L.L.C.,

AND

THE OTHER PARTIES NAMED HEREIN

June 19, 2015

TABLE OF CONTENTS

MEMBERSHIP INTEREST PURCHASE AGREEMENT		1

ARTICLE I. PURCHASE AND SALE		2
1.01	Purchase and Sale of the Membership Interests	2
1.02	Purchase Price	2
1.03	Post-Closing Purchase Price Adjustment	2
1.04	Tax Withholding	4
1.05	Accredited Investor	4

ARTICLE II. CLOSING		4
2.01	Closing	4
2.02	Closing Deliveries	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS		7
3.01	Organization and Authority	7
3.02	Absence of Conflicts	8
3.03	Ownership of the Membership Interests	8
3.04	Sellers’ Broker	8
3.05	Litigation	8
3.06	Disclosure	9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP		9
4.01	Organization and Power	9
4.02	Authorization	10
4.03	Capitalization; Subsidiaries	10
4.04	Absence of Conflicts	11
4.05	Financial Statements	11
4.06	Certain Developments	12
4.07	Real Property	14
4.08	Tax Matters	15
4.09	Contracts and Commitments	18
4.10	Proprietary Rights	21
4.11	Systems	23
4.12	Governmental Licenses and Permits	23
4.13	Employees	24
4.14	Immigration Matters	25
4.15	Employee Benefit Plans	25
4.16	Third Party Payor Participation	28
4.17	Compliance Program	28
4.18	HIPAA Compliance	29
4.19	Compliance with Laws	30
4.20	Affiliate Transactions	30
4.21	Environmental Matters	30

i

4.22	Tangible Assets	32
4.23	Undisclosed Liabilities	32
4.24	Notes and Accounts Receivable	32
4.25	Powers of Attorney	33
4.26	Insurance	33
4.27	Service Liability Claims	33
4.28	Customers	34
4.29	Suppliers	34
4.30	Officers and Managers	34
4.31	Bank Accounts	34
4.32	Litigation	35
4.33	Books and Records	35
4.34	Company Broker	35
4.35	Disclosure	35

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		36
5.01	Organization and Power	36
5.02	Authorization	36
5.03	Absence of Conflicts	37
5.04	Buyer’s Broker	37

ARTICLE VI. COVENANTS		37
6.01	Press Releases and Announcements	37
6.02	Further Transfers	37
6.03	Non-Solicitation, Non-Competition and Confidentiality	37
6.04	Customer and Other Business Relationships	40
6.05	Sellers’ Release	40
6.06	Audited Financial Statements; Assistance with Reporting Obligations	41
6.07	Covenant to Change Name	41
6.08	Termination of Pension Plan	41
6.09	Termination of Participation in 401(k) and Profit Sharing Plans	42
6.10	Group Health Transition (Medical and Prescription Only)	42
6.11	Termination of Group Health Plan and Other Welfare Benefit Plan Coverage	43

ARTICLE VII. TAX MATTERS		43
7.01	Tax Matters	43
7.02	Treatment of Indemnification Payments	46
7.03	Other Rights and Remedies Not Affected	47
7.04	Overlap	47

ARTICLE VIII. INDEMNIFICATION		47
8.01	Survival	47
8.02	Indemnification by the Sellers	47
8.03	Indemnification by Buyer	48
8.04	Time Limitations	49
8.05	Indemnification Procedures for Third Party Claims	49

8.06	Indemnification Procedures for Non-Third Party Claims	52
8.07	Contingent Claims	52
8.08	Effect of Investigation; Waiver	52
8.09	Recourse	53
8.10	Insurance	53
8.11	Exclusive Remedy	53

ARTICLE IX. SELLERS’ REPRESENTATIVE		54
9.01	Designation	54
9.02	Authority; Successor	54

ARTICLE X. DEFINITIONS		55
10.01	Definitions	55
10.02	Interpretation	66

ARTICLE XI. MISCELLANEOUS		67
11.01	Amendment and Waiver	67
11.02	Notices	68
11.03	Expenses	68
11.04	Assignment and Successors	69
11.05	No Waiver	69
11.06	Severability	70
11.07	Further Assurances	70
11.08	Entire Agreement	70
11.09	No Referrals	70
11.10	Remedies Cumulative	70
11.11	Counterparts; Electronic Signatures	71
11.12	Governing Law	71
11.13	Consent to Jurisdiction	71
11.14	No Third Party Beneficiaries	72

EXHIBITS

Exhibit A	-	Purchase Price Allocation Schedule

SCHEDULES

Schedule 1.03(d)	-	Pro Rata Share
Schedule 2.02(b)(vi)	-	Affiliate Contracts
Schedule 3.01	-	Organization and Authority
Schedule 4.01	-	Organization and Power
Schedule 4.03(a)	-	Capitalization
Schedule 4.03(b)	-	Subsidiaries
Schedule 4.04	-	Absence of Conflicts
Schedule 4.05	-	Financial Statements
Schedule 4.06	-	Certain Developments
Schedule 4.07(a)	-	Leased Properties
Schedule 4.07(c)	-	Other Real Property
Schedule 4.08	-	Tax Matters
Schedule 4.09(a)	-	Contracts and Commitments
Schedule 4.10(a)	-	Proprietary Rights
Schedule 4.10(b)	-	Ownership; Infringement
Schedule 4.12	-	Governmental Licenses and Permits
Schedule 4.13(a)	-	Terminated Employees
Schedule 4.13(b)	-	Employee Agreements
Schedule 4.13(c)	-	Labor Agreements
Schedule 4.13(d)	-	Severance, Termination, and Other Obligation
Schedule 4.13(e)	-	Employee List and Compensation
Schedule 4.14	-	Immigration Matters
Schedule 4.15(a)	-	Employee Benefit Plans
Schedule 4.15(c)	-	Employee Pension Benefit Plan
Schedule 4.16	-	Provider Numbers
Schedule 4.17(b)	-	Excluded Persons
Schedule 4.19	-	Compliance with Laws
Schedule 4.20	-	Affiliate Transactions
Schedule 4.21	-	Environmental Matters
Schedule 4.22(a)	-	Tangible Assets
Schedule 4.25	-	Powers of Attorney
Schedule 4.26	-	Insurance
Schedule 4.27(a)	-	Service Liability Claims
Schedule 4.27(b)	-	Product Warranties and Representations
Schedule 4.27(c)	-	Material Conformity with Express and Implied Warranties
Schedule 4.27(d)	-	Standard Terms and Conditions
Schedule 4.28(a)	-	Customers
Schedule 4.28(b)	-	Significant Changes to Customers
Schedule 4.29(a)	-	Suppliers
Schedule 4.29(b)	-	Significant Changes to Suppliers

Schedule 4.30	-	Officers and Directors
Schedule 4.31	-	Bank Accounts and Authorized Signatories
Schedule 4.32	-	Litigation
Schedule 4.34	-	Company Broker
Schedule 5.04	-	Buyer Broker
Schedule 6.03(c)	-	Annual Volume and Dollar Thresholds
Schedule 8.02(a)(iv)	-	Indemnification Schedule
Schedule 10.01	-	Sale Bonuses

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of June 19, 2015, by and among (i) Diplomat Pharmacy, Inc., a Michigan corporation (“Buyer”), (ii) Burman’s Apothecary, L.L.C., a Pennsylvania limited liability company (the “Company”), (iii) the Company’s wholly-owned subsidiaries, Burman’s Media Pharmacy, LLC, a Pennsylvania limited liability company and PharmTrack, LLC, a Nevada limited liability company, (iv) SLB Holdings, Inc., a Pennsylvania corporation (“Holdings”) and (v) each of Steven L. Burman, John R. Regester, and Cassandra Peleckis (each, a “Principal” and collectively, the “Principals”).  Holdings and the Principals are referred to herein collectively as the “Sellers” and each, a “Seller.”  Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in ARTICLE X.

RECITALS

WHEREAS, prior to the date hereof, the Principals owned all of the issued and outstanding equity interests of the Company;

WHEREAS, prior to the date hereof, the Principals formed Holdings as an S corporation and contributed all of the equity interests of the Company to Holdings, each in exchange for equity interests in Holdings;

WHEREAS, the Company had elected to be a corporation and separately elected to be an S corporation for federal income Tax purposes prior to being contributed to Holdings and, upon being contributed to Holdings, elected to be a qualified subchapter S subsidiary;

WHEREAS, subsequently (but also prior to the Closing), Sellers caused the Company to unelect to be classified as a corporation (but the Company otherwise continued to be disregarded as an entity separate from Holdings) for Tax purposes;

WHEREAS, as of the date hereof, Holdings owns all of the issued and outstanding equity interests of the Company (the “Membership Interests”); and

WHEREAS, Holdings desires to sell to Buyer, and Buyer desires to purchase from Holdings, all of the issued and outstanding Membership Interests for the consideration and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.01                        Purchase and Sale of the Membership Interests.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Buyer shall purchase all of the Membership Interests from Holdings, and Holdings shall sell, transfer, and convey the Membership Interests to Buyer, free and clear of any Liens.

1.02                        Purchase Price.

(a)                                 The aggregate purchase price for the Membership Interests is (subject to adjustment pursuant to Section 1.03) equal to the following: (i) Seventy-Two Million Seven Hundred Seventy-Seven Thousand Dollars ($72,777,000), plus (ii) the Net Working Capital Adjustment Amount (which may be a negative number), if applicable, minus (iii) the Closing Indebtedness, minus (iv) the Sellers’ Expenses, plus (v) the Cash on Hand Adjustment Amount (the sum of (i) through (v) above is referred to herein as the “Closing Cash Purchase Price”), plus (vi) the Stock Consideration.  The Stock Consideration and the Closing Cash Purchase Price is referred to herein collectively as the “Purchase Price.”

(b)                                 On or before the Closing Date, Buyer and Sellers’ Representative shall agree on a good faith estimate of the Closing Cash Purchase Price (with such amount being referred to herein as the “Estimated Closing Cash Purchase Price”).

(c)                                  The Closing Cash Purchase Price shall be paid by Buyer to Holdings at the Closing in accordance with Section 2.02(a) and the Stock Consideration shall be issued to Holdings and to Paul Urick at the Closing in accordance with the Subscription Agreements and Section 2.02(a).

1.03                        Post-Closing Purchase Price Adjustment.

(a)                                 Within 90 days following the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement of the Cash on Hand Adjustment Amount (if any), Net Working Capital Adjustment Amount (if any), the Closing Indebtedness, and the Sellers’ Expenses, in each case as of the Closing Date and prepared in accordance with GAAP along with Buyer’s calculation of the resulting Closing Cash Purchase Price (the “Closing Statement”).  Sellers’ Representative shall have a period (the “Review Period”) of 45 days from the delivery of the Closing Statement to review such statement.  Upon execution of such access letters as may be reasonably required by Buyer, Buyer shall provide Sellers’ Representative and its representatives with reasonable access to all records and work papers necessary to compute and verify the Closing Statement.  If, as a result of such review, Sellers’ Representative disagrees with the Closing Statement, Sellers’ Representative shall deliver to Buyer a written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period setting forth in full detail the basis for such dispute, the specific items and amounts in dispute and Sellers’ Representative’s alternative calculation of the Closing Statement (including the alternative calculations of each disputed line item).  The Closing Cash Purchase Price, as finally determined pursuant to this Section 1.03, shall be referred to as the “Final Closing Cash Purchase Price.”

(b)                                 If Sellers’ Representative either (i) fails to deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, or (ii) delivers a written notice to Buyer accepting the Closing Statement, then, in either case, the amount of the Closing Cash Purchase Price reflected by or contained in the Closing Statement shall be the Final Closing Cash Purchase Price and shall be final, binding and conclusive upon the parties.

(c)                                  If Sellers’ Representative delivers a Dispute Notice to Buyer in a timely manner, then Sellers’ Representative and Buyer shall attempt in good faith to resolve such dispute within 30 days from the delivery of such Dispute Notice.  If Sellers’ Representative and Buyer cannot reach agreement within such 30 day period, then the dispute shall be promptly referred to a nationally recognized certified public accounting firm jointly selected by Buyer and Sellers’ Representative, which shall initially be Grant Thornton LLP (the “Neutral Accountant”).  Each party shall thereupon furnish to the Neutral Accountant such reasonable work papers and other documents and information relating to the calculation of the Closing Statement as that party desires or as the Neutral Accountant requests, and each party will be afforded the opportunity to present information to the Neutral Accountant and to discuss the determination of the Closing Statement with the Neutral Accountant.  The Neutral Accountant shall only resolve such contested items that were properly included by Sellers’ Representative in a timely Dispute Notice and will resolve such items as promptly as may be reasonably practicable.  Following such review, the Neutral Accountant shall deliver a written opinion setting forth its final determination of the Final Closing Cash Purchase Price, which shall be final, binding and conclusive on the Sellers and Buyer and shall be used in computing the amount of any adjustment pursuant to this Section 1.03.  All fees and expenses of the Neutral Accountant shall be borne by the party whose estimate of the Purchase Price as submitted to the Neutral Accountant is farthest from the Final Closing Cash Purchase Price as finally determined by the Neutral Accountant.

(d)                                 If the Final Closing Cash Purchase Price exceeds the Estimated Closing Cash Purchase Price, then Buyer shall, within seven Business Days of the determination date, pay to Holdings (which Holdings shall deliver to the Principals in accordance with the percentage set forth opposite each such Principal’s name on Schedule 1.03(d) (such allocation percentage is referred to herein as each Principal’s “Pro Rata Share”)) such difference by wire transfer of immediately available funds to an account designated by Holdings in writing (or in the absence of any such designation, by corporate check mailed to Holdings).

(e)                                  If the Estimated Closing Cash Purchase Price exceeds the Final Closing Cash Purchase Price, then Holdings shall (and the Principals shall cause Holdings to), within seven Business Days of the determination date, pay Buyer such difference by wire transfer of immediately available funds to an account designated by Buyer in writing (or in the absence of any such designation, by corporate check mailed to Buyer).  If Holdings fails to make such a payment, then Buyer shall be entitled to receive funds in an amount equal to such payment from the escrow account by providing notice to the Escrow Agent in accordance with the terms of the Escrow Agreement.

(f)                                   Any payments made pursuant to Section 1.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.04                        Tax Withholding.

Each of Buyer and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement or the Escrow Agreement such amounts as may be required to be deducted and withheld under the Code or other applicable Law.  Any amounts so deducted and withheld shall be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding were made.

1.05                        Accredited Investor.

Notwithstanding anything herein to the contrary, only Sellers that are “accredited investors” as defined in Rule 501 of Regulation D shall be entitled to receive Stock Consideration.  All Sellers that are not “accredited investors” shall receive all of their consideration hereunder (whether paid at or after the Closing) in cash, with such payments in lieu of the Stock Consideration to be made in accordance with such Seller’s Pro Rata Share and with Buyer’s obligations to make cash payments and deliver Stock Consideration hereunder (and under the Subscription Agreements) being correspondingly adjusted.  For the avoidance of doubt, no such cash payment shall alter the amount of cash payable to any other Seller hereunder.

ARTICLE II.
CLOSING

2.01                        Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of appropriate documentation among the parties (including by means of facsimile, email or other electronic transmission) on the date hereof (the “Closing Date”) and the parties will not be required to be in attendance at the same location on the Closing Date.  The Closing will be deemed to be effective as of 12:01 a.m. on the Closing Date for Tax and accounting purposes.

2.02                        Closing Deliveries.

(a)                                 Subject to the delivery of the items set forth in Section 2.02(b), at the Closing, Buyer shall deliver (or cause to be delivered) the following:

(i)                                     $5,000,000 (the “Escrow Amount”) by wire transfer of immediately available funds to an account designated in writing by Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to the terms of that certain Escrow Agreement by and among the Buyer, the Escrow Agent and the Sellers’ Representative (the “Escrow Agreement”).

(ii)                                  an amount equal to the total amount of the Sale Bonuses (plus the Company’s portion of any employment Taxes with respect to the Sale Bonuses, calculated as provided in the definition of Sellers’ Expenses) payable to employees of the Company, which Sale Bonuses shall be paid promptly after the Closing by the Company (less (A) the Company’s portion of any employment Taxes and (B) any applicable Tax withholdings with respect to the Sale Bonuses) as part of its normal payroll process.

(iii)                               an amount equal to (A) the Estimated Closing Cash Purchase Price, minus (B) the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Holdings (which Holdings shall deliver to the Principals in accordance with their Pro Rata Share).

(iv)                              The flow of funds memorandum (the “Flow of Funds”) setting forth the Estimated Closing Cash Purchase Price and wire transfer instructions, duly executed by Buyer.

(v)                                 The Subscription Agreements executed by Buyer.

(vi)                              An executed certificate of the Secretary (or other executive officer) of the Buyer certifying: (x) that the charter and organizational documents of the Buyer (which are to be attached to the certificate) are true and correct as of the Closing Date and (y) the resolutions of the board of directors of the Buyer authorizing the transactions contemplated under this Agreement.

(b)                                 Subject to the delivery of the items set forth in Section 2.02(a), prior to or at the Closing, the Sellers shall deliver (or cause to be delivered) to Buyer the following:

(i)                                     Membership interest certificates representing the Membership Interests, accompanied with assignments separate from certificate (or other instruments of transfer), duly endorsed in blank and otherwise in the proper form for transfer.

(ii)                                  The amended and restated operating agreement of the Company, duly executed by Holdings and the Company.

(iii)                               The Brookhaven Lease Agreement, duly executed by the parties thereto.

(iv)                              Payoff letters and releases of all Liens, other than Permitted Liens, on all of the assets and properties of the Company Group, including all required UCC-3 termination statements or other evidences of discharge satisfactory to Buyer.

(v)                                 Evidence reasonably acceptable to Buyer (including invoices and estimates, as applicable) of the balances for all items composing Sellers’ Expenses and Closing Indebtedness.

(vi)                              Evidence reasonably acceptable to Buyer of the termination of all agreements, Contracts, leases or licenses with any (A) Affiliate of any member of the Company or any Seller (except as set forth on Schedule 2.02(b)(vi)), and (B) broker, finder or agent related to, or entered into in connection with, the transactions contemplated hereunder.

(vii)                           Fully executed employment agreements between the Company and each of Steven L. Burman, John Regester, Paul Urick, Robert Shaw, Jr. and Thomas Wisdo (the “Employment Agreements”).

(viii)                        The Flow of Funds, duly executed by the Sellers’ Representative.

(ix)                              Executed resignations for such officers, managers, and employees of any member of the Company Group for which Buyer has requested, in each case, effective as of the Closing Date.

(x)                                 The Escrow Agreement duly executed by the Sellers’ Representative.

(xi)                              The Subscription Agreements executed by Holdings and Paul Urick.

(xii)                           The Bridgewater Distribution Agreement executed by Holdings and the Company.

(xiii)                        A certificate from Holdings, stating that Holdings is not a “foreign person” as defined in Section 1445 of the Code, and otherwise meeting the requirements of Section 1.445-2(b) of the Treasury Regulations, along with a duly executed IRS Form W-9 of Holdings.

(xiv)                       Certificates of good standing showing that Holdings and each member of the Company Group is duly formed, validly existing and in good standing in each state listed on Schedule 4.01, each dated within 15 Business Days prior to the Closing Date.

(xv)                          Duly executed certificates of an executive officer of Holdings and each member of the Company Group certifying: (a) that the charter and organizational documents of Holdings or such member of the Company Group (which are to be attached to the certificate) are true and correct as of the Closing Date, (b) the names and signatures of the officers authorized to sign this Agreement and the other documents to be delivered in connection therewith, and (c) the resolutions of the board of managers and members of Holdings or such member of the Company Group authorizing the transactions contemplated under this Agreement.

(xvi)                       All third party consents and approvals that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Contract or agreement of each member of the Company Group and all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby and the operation of the Business following the Closing, in each case, on terms satisfactory to Buyer and without conditions or modifications adverse to Buyer.  Buyer acknowledges that the third party contracts listed on Schedule 4.04 are not a required delivery under this Agreement and Buyer assumes all risk and liability associated with failure to obtain any such consents and approvals and any change in terms or termination of such contracts.

(xvii)                    All original minute books, records, equity interest ledgers, corporate seals and other materials of the Company Group.

(xviii)                 Executed landlord estoppels, landlord waivers, and landlord consents with respect to each property comprising the Leased Real Property, in each case in such form and substance as reasonably acceptable to Buyer.

(xix)                       Documents evidencing the Pension Plan Freeze, timely delivery of the 204(h) Notice and satisfaction of the Company Funding Contribution as required under Sections 6.08(a), (b) and (c).

(xx)                          Documents evidencing the Defined Contribution Plans Termination of Participation as required under Section 6.09 and the Welfare Benefits Plans Termination of Participation as required under 6.11.

(xxi)                       Assignments of domain name registrations and withdrawal of fictitious names duly executed by the appropriate Seller or the Retained Entities, as applicable.

(xxii)                    All documents, certificates, filings, and other information required by Buyer’s lenders.

(xxiii)                 Such other documents as Buyer may reasonably request, in form and substance satisfactory to Buyer, and if necessary, executed by the Sellers and each member of the Company Group for the purpose of evidencing the accuracy of the representations and warranties contained in this Agreement or the satisfaction of the conditions and covenants set forth herein.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each Seller, individually and not jointly, hereby makes the representations and warranties with respect to such Seller (and only such Seller) set forth in this ARTICLE III as of the Closing Date.

3.01                        Organization and Authority.

Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and is qualified to do business in every jurisdiction (which are set forth on Schedule 3.01) in which the nature of its business or the ownership of its property requires it to be qualified.  Each Seller has the legal capacity, full organizational or individual power and authority to enter into this Agreement and the other documents contemplated hereunder, to carry out such Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and the other documents contemplated hereunder, the performance by each Seller of such Seller’s obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby has been duly authorized by all requisite organizational or individual action on the part of such Seller.  This Agreement and the other documents contemplated hereunder have been duly executed and delivered by each Seller (as applicable) and constitute legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

3.02                        Absence of Conflicts.

Neither the execution, delivery or performance of this Agreement or any other document contemplated hereunder by each Seller, nor the consummation by each Seller of the transactions contemplated hereby or thereby:

(a)                                 does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any assets of such Seller (including, without limitation, upon or with respect to the Membership Interests), in each case under the provisions of any Contract or any Law by which such Seller or any of such Seller’s assets are affected, or

(b)                                 without limiting clause (a) above, require any consent, approval, or authorization of any Governmental Entity or any other Person.

3.03                        Ownership of the Membership Interests.

As of the Closing Date, Holdings owns beneficially all of the Membership Interests set forth opposite Holdings’ name on Schedule 4.03(a), free and clear of all Liens.  No Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any equity interests of any member of the Company Group (other than this Agreement).  At the Closing, Holdings shall transfer to Buyer good title to the Membership Interests, free and clear of any Liens or other restrictions on transfer or options, rights of first refusal or similar rights granted in favor of any third party.

3.04                        Sellers’ Broker.

Except as set forth on Schedule 4.34, no Seller nor any representatives or Affiliates of any Seller, has incurred any obligation or Liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated hereunder.

3.05                        Litigation.

There are no Actions pending or, to any Seller’s Knowledge, threatened against any Seller, at law or in equity, or before or by any Governmental Entity, which if determined adversely to any such Seller would adversely affect such Seller’s performance under this Agreement or the consummation by such Seller of the transactions contemplated hereby.

3.06                        Disclosure.

No Seller has any Knowledge of any facts pertaining to such Seller which could have a Material Adverse Effect and which have not been disclosed in this Agreement.  Neither this Agreement nor any of the other documents contemplated hereunder to which any Seller is a party, nor any of the schedules or exhibits hereto or thereto, contain any untrue statement of a material fact or, when considered as a whole, omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of any such Seller to Buyer or its representatives pursuant to this Agreement will be deemed representations and warranties of such Seller.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, each Seller and each member of the Company Group, jointly and severally, hereby makes the representations and warranties set forth in this ARTICLE IV as of the Closing Date.  All representations and warranties of each Seller and each member of the Company Group are made subject to and modified by the exceptions noted in the Schedules delivered by Sellers and the Company Group to Buyer concurrently herewith as required pursuant to this ARTICLE IV.  A disclosure in any particular Schedule delivered pursuant to this ARTICLE IV (including the listing of a document or item in any Schedule or the inclusion of a copy thereof in such Schedule) shall be deemed disclosed in each other Schedule delivered pursuant to this ARTICLE IV to the extent such disclosure is reasonably apparent on its face that such disclosure is responsive to the representations and warranties to which such other Schedules relate; provided that the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  Each Schedule delivered pursuant to this ARTICLE IV shall be specifically numbered to correspond to the Section or subsection of this ARTICLE IV to which such disclosure relates.

4.01                        Organization and Power.

Each member of the Company Group is a limited liability company duly formed, validly existing and in good standing (or having comparable active status) under the Laws of its jurisdiction of organization (which are set forth on Schedule 4.01) and is qualified to do business in every jurisdiction in which the nature of its business or the ownership of its property requires it to be qualified (which are set forth on Schedule 4.01).  Each member of the Company Group has the full power necessary to own and operate its properties and carry on the Business as now conducted and as proposed to be conducted.

4.02                        Authorization.

Each member of the Company Group has full power and authority to execute and deliver this Agreement and all other documents contemplated hereunder to which it is a party and to perform its obligations hereunder and thereunder.  Each member of the Company Group has duly approved this Agreement and all other documents contemplated hereunder to which it is a party and has duly authorized its execution, delivery and performance of this Agreement and such other documents contemplated hereunder and the performance of its obligations hereunder and thereunder.  No other proceeding or action on the part of any member of the Company Group is necessary to approve and authorize such member of the Company Group’s execution and delivery of this Agreement or any other documents contemplated hereunder to which such member of the Company Group is a party or the performance of its obligations hereunder or thereunder.  This Agreement constitutes, and each of the other documents contemplated hereunder to which any member of the Company Group is a party will, when executed, constitute, a valid and binding obligation of such member of the Company Group, enforceable in accordance with their respective terms and conditions, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

4.03                        Capitalization; Subsidiaries.

(a)                                 As of the date hereof, and immediately prior to the consummation of the Closing, all of the authorized, issued and outstanding membership interests of the Company are held of record by the Sellers as indicated on Schedule 4.03(a).  All of such outstanding membership interests have been validly issued and are fully paid and nonassessable.  Other than the Membership Interests and except as set forth on Schedule 4.03(a), there are no (i) outstanding equity interests of the Company, or (ii) Contracts, commitments, understandings or arrangements, including options, warrants or scripts by which the Company is or may become bound to issue any equity interests of the Company.  Except as set forth on Schedule 4.03(a), the Company is not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Company or any Seller to sell, transfer, or otherwise dispose of any equity interests of the Company (other than this Agreement).  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity interests of the Company.  The Company does not control, directly or indirectly, or have any direct or indirect equity participation in any Person which is not a Company Subsidiary.  As of the Closing Date, all equity interests of the Company are owned beneficially by the Sellers, free and clear of all restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, Contracts, equities, claims, and demands.  Immediately following the Closing Date, Buyer shall own, free and clear of any Liens, all of the outstanding equity interests of the Company.

(b)                                 Except as disclosed on Schedule 4.03(b), there are no Subsidiaries of the Company and the Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.  As of the date hereof, and immediately following the consummation of the Closing, the authorized capital of each Company Subsidiary is as described on Schedule 4.03(b), of which equity interests are issued and outstanding and are all held of record (including any certificate number) and beneficially by the Company as indicated on Schedule 4.03(b) (the “Company Subsidiary Equity Interests”).  All

of such outstanding Company Subsidiary Equity Interests have been validly issued and are fully paid and nonassessable.  Other than the Company Subsidiary Equity Interests, there are no (i) outstanding equity interests of any Company Subsidiary, or (ii) Contracts, commitments, understandings or arrangements, including options, warrants or scripts by which any Company Subsidiary is or may become bound to issue any equity interest of such Company Subsidiary.  No member of the Company Group is a party to any option, warrant, purchase right, or other Contract or commitment that could require such member of the Company Group to sell, transfer, or otherwise dispose of any Company Subsidiary Equity Interests.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Company Subsidiary Equity Interests.  Except as set forth on Schedule 4.03(b), no Company Subsidiary, directly or indirectly, has any direct or indirect equity participation in any Person.  As of and immediately following the Closing, all Company Subsidiary Equity Interests are owned beneficially by the Company, free and clear of all restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, Contracts, equities, claims, and demands.

4.04                        Absence of Conflicts.

Except as set forth on Schedule 4.04, neither the execution, delivery or performance of this Agreement or any other document contemplated hereunder by any member of the Company Group, nor the consummation by such member of the Company Group of the transactions contemplated hereby or thereby does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon any assets of any member of the Company Group, or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Entity or any other Person, in each case under the provisions of the certificate of formation or operating agreement or resolutions of such member of the Company Group or any Contract or any Law by which any member of the Company Group or any of its respective assets is affected, or to which any member of the Company Group or any of its respective assets is subject.  Notwithstanding the foregoing, the Buyer acknowledges that the third party contracts listed on Schedule 4.04 are not a required delivery under this Agreement and Buyer assumes all risk and liability associated with failure to obtain any such consents and approvals and any change in terms or termination of such contracts.

4.05                        Financial Statements.

Attached as Schedule 4.05 are true and complete copies of the following (collectively, the “Financial Statements”): (i) the reviewed consolidated balance sheet of the Company Group for the last day of, and the related statements of operations, income, cash flows and statements of members’ equity for, its respective fiscal years ending on each of December 31, 2014, 2013 and 2012 (the “Reviewed Financial Statements”), and (ii) the unaudited combined balance sheets of the Company Group and the related combined statements of income and cash flows for the five (5)-month period ending on May 31, 2015 (the “Interim Financial Statements”).  Each such Financial Statement (in each case, including the notes and auditors’ reports thereto, if any) is accurate and complete in all respects, is consistent with the books and records of the Company Group (which, in turn, are accurate and complete in all respects), and fairly and accurately presents the financial condition, operating results, and cash flows of the Company Group as of such dates.  Except as set forth on Schedule 4.05, each such Financial Statement has been prepared in accordance with GAAP consistently applied throughout the period covered thereby.  There has been no material change in the accounting methods or practices of any member of the Company Group since the earliest date covered by the Financial Statements.  No financial statements of any Person (other than the Company and the Company Subsidiaries) are required by GAAP to be included or reflected in the Financial Statements.  The Sellers have also Made Available to Buyer copies of all letters from the Company’s auditors to any member of the Company’s board of managers or audit committee thereof (or any other Persons containing similar powers) during the 60 months prior to the date of this Agreement, together with copies of all responses thereto.

4.06                        Certain Developments.

Except as set forth on Schedule 4.06, during the period beginning on December 31, 2014, and ending on the Closing Date, no member of the Company Group has:

(a)                                 sold, leased, transferred, or assigned any of its material assets, tangible or intangible (including Proprietary Rights) other than inventory sold for a fair consideration in the ordinary course of business;

(b)                                 entered into any Contract or Permit (or series of related Contracts and Permits), either (i) involving more than $50,000 (individually or in the aggregate), or (ii) outside the ordinary course of business;

(c)                                  entered into any Contract with any Governmental Entity or accelerated, terminated, modified, or cancelled any Contract with any Governmental Entity to which such member of the Company Group is a party or by which it is bound;

(d)                                 entered into any Contract (or series of related Contracts) with any Related Person or Affiliate of any member of the Company Group or any Seller;

(e)                                  waived any right of material value;

(f)                                   accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $50,000 (individually or in the aggregate) to which any member of the Company Group is a party or by which it is bound;

(g)                                  imposed (or allowed to be imposed) any Lien upon any of its assets, tangible or intangible (including any Proprietary Rights);

(h)                                 made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(i)                                     made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(j)                                    issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(k)                                 delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;

(l)                                     declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(m)                             entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any such existing Contract or agreement;

(n)                                 adopted, amended, modified or terminated any Benefit Plan, any profit sharing, incentive, severance or other plan; or any other Contract or commitment for the benefit of any of its current or former directors, officers and employees;

(o)                                 paid, or committed to pay (whether or not in writing), any severance, termination or similar payment to any current or former employee (regardless of whether such severance, termination or similar payment has been paid pursuant to any Benefit Plan);

(p)                                 made any Tax election, adopted or changed any accounting method or policy (whether or not for Tax purposes), filed any amended Tax Return, consented to or entered into any closing agreement or similar agreement with any Taxing Authority, consented to or settled or compromised any Tax claim or assessment or taken any position inconsistent with any past practice on any Tax Return;

(q)                                 made or granted any bonus or any wage, salary or compensation increase in excess of $25,000 per year to any employee or independent contractor, except pursuant to the express terms of any Contract which is described on Schedule 4.09(a);

(r)                                    transferred, assigned or granted any license or sublicense of any rights under or with respect to any Proprietary Right;

(s)                                   experienced any damage, destruction or loss (whether or not covered by insurance) to its property or suffered a Material Adverse Effect;

(t)                                    failed to maintain insurance policies or risk management programs, and in the event of casualty, loss or damage, to any assets of any member of the Company Group, repair or replace such assets with assets of comparable quality;

(u)                                 changed its accounting policies and practices as in effect on the date of the latest Reviewed Financial Statements or changed its fiscal year;

(v)                                 amended its certificate of formation or operating agreement or similar governing documents;

(w)                               entered into any other transaction other than in the ordinary course of business, or changed any material business practice; or

(x)                                 agreed or committed (whether or not in writing) to do any of the foregoing.

4.07                        Real Property.

(a)                                 Leased Properties.  Schedule 4.07(a) sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Company Group has Made Available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in Schedule 4.07(a), with respect to each of the Leases:

(i)                                     such Lease is legal, valid and binding upon the parties thereto, enforceable and in full force and effect, and there are no untrue or conflicting statements in any of the landlord estoppels delivered to Buyer in connection with the transactions completed hereunder;

(ii)                                  the transactions contemplated by this Agreement, the other documents contemplated hereunder, and the consummation of the transactions contemplated hereunder and thereunder do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)                               each member of the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(iv)                              no member of the Company Group nor any other party to any Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)                                 no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi)                              except as otherwise specifically noted on Schedule 4.07(a), the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any member of the Company Group or any Seller;

(vii)                           no member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(viii)                        with respect to the operation of the Business at the Leased Real Property, each member of the Company Group has received all Permits which are required to operate the Business and has obtained and maintained the same in compliance with all Laws;

(ix)                              no member of the Company Group has collaterally assigned or granted any other security in such Lease or any interest therein;

(x)                                 there are no Liens on the any member of the Company Group’s estate or interest created by such Lease; and

(xi)                              no member of the Company Group has agreed or committed to do any of the foregoing.

(b)                                 Owned Real Property.  No member of the Company Group owns any real property.

(c)                                  Other Real Property.  Other than the Leased Real Property, no member of the Company Group owns, uses or occupies or has any obligation or Liability with respect to any land, building, structures, improvements, fixtures or other interest in real property.  Except as set forth on Schedule 4.07(c) and except for the Leased Real Property, no member of the Company Group has owned, leased or occupied any real property.  There are no existing conditions or circumstances on, under or in connection with any Real Property which could impair or preclude the use of such Real Property for operation of the Business in any respect and no Real Property is operated pursuant to a “grandfathered use” or other non-conforming use under applicable zoning laws.  With respect to the operation of the Business at the Real Property, there is no pending Action, Law, restriction or moratorium imposed, enacted or threatened, the effect of which would impair any member of the Company Group’s ability to maintain, after the Closing, any approvals necessary for the operation of the Business at such Real Property.

4.08                        Tax Matters.

Except as set forth on Schedule 4.08:

(a)                                 Each member of the Company Group has duly and timely filed all Tax Returns that it was required to file.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes owed by any member of the Company Group (whether or not shown on any Tax Return) have been paid.  All Taxes owed by Holdings or any Seller in respect of any income of the Company Group have been paid.  No member of the Company Group is the beneficiary of any extension of time within which to file any Tax Return.  No member of the Company Group is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed Tax Returns, and no claim has ever been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Each member of the Company Group has timely withheld and paid to the appropriate Taxing Authority all Taxes required by any Law to have been withheld and paid to such Taxing Authority in connection with amounts paid or owing to any Person, including all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)                                  There is no dispute or claim concerning any Tax Liability of any member of the Company Group claimed or raised by any Taxing Authority, and, to the Company Group’s Knowledge (including, for this purpose, to the Knowledge of any employee responsible for Tax matters) and to the Knowledge of the Sellers, none is threatened.  Schedule 4.08 lists all United States federal, state, local and non-United States income Tax Returns filed by or with respect to any member of the Company Group for any taxable periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit.  The Company has Made Available to Buyer correct and complete copies of all income, franchise, property, payroll, sales and use and other material Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, any member of the Company Group since December 31, 2007.  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitation applicable to the assessment or collection of any Taxes of or against any member of the Company Group.  There are no pending or, to the Company Group’s or Seller’s Knowledge, threatened Actions for or relating to any Liability in respect of Taxes of any member of the Company Group.

(d)                                 No member of the Company Group is a party to any Tax allocation, Tax sharing, Tax indemnity or other similar agreement, or other agreement or arrangement with respect to Taxes (including any closing agreement, gain recognition agreement or other material agreement relating to Taxes with any Taxing Authority).  No member of the Company Group has granted any currently effective power of attorney to represent or act for such member of the Company Group before or in dealing with any Taxing Authority.

(e)                                  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.  Except as set forth on Schedule 4.08(e), no member of the Company Group has ever been a member of a Relevant Group (other than the Company Group), and no member of the Company Group has any Liability for the Taxes of any Person (other than a member of the Company Group) under Section 1.1502-6 of the Treasury regulations (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.  No member of the Company Group owns, and no member of the Company Group has ever owned, an interest in any corporation, partnership or other entity, including an entity the separate existence of which is disregarded for United States federal income tax purposes, other than the Company’s ownership of the Company Subsidiaries.

(f)                                   None of the assets of any member of the Company Group constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code.  No member of the Company Group is a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

(g)                                  No member of the Company Group has agreed, and no member of the Company Group is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and no member of the Company Group has made any similar election, and no member of the Company Group is required to apply any similar rules, under any comparable provision of state, local or foreign Tax Law.  No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) use of the completed contract or percentage of completion method of accounting, (iv) prepaid amount received on or prior to the Closing Date, (v) closing agreement under Section 7121 of the Code (or other comparable agreement) entered into on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(h)                                 No member of the Company Group is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, and no member of the Company Group has “participated” in a “reportable transaction” within the meaning of section 1.6011-4 of the Treasury Regulations.

(i)                                     Holdings will neither cause nor allow any member of the Company Group to take any action on the Closing Date (other than the transactions contemplated in this Agreement) outside the ordinary course which would result in a Tax Liability to any member of the Company Group.

(j)                                    The amount of the Liability of any member of the Company Group for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements.  The amount of the Liability of any member of the Company Group for unpaid Taxes for all periods following the end of the period covered by the Interim Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such member of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(k)                                 At all times from January 1, 2010, until the Principals contributed of all of the equity of the Company to the capital of Holdings, the Company had been an S corporation within the meaning of Section 1361(a)(1) of the Code.  Upon the Principals’ contribution of all of the equity of the Company to capital of Holdings, the Company became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any and all elections necessary so to qualify the Company were timely made).  Effective the day after the Principals’ contribution of all of the equity of the Company to capital of Holdings, the Company elected (on a properly completed and duly filed IRS Form 8832) no longer to be classified as a corporation for federal income tax purposes, and thus ceased to be a “qualified subchapter S subsidiary” but became (and currently is and will until the Closing be) disregarded as an entity separate from Holdings under and within the meaning of Sections 301.7701-2(c)(2) and 301.7701-(b)(1)(ii) of the Treasury Regulations.  Each Company Subsidiary is and has since its formation been disregarded as an entity separate from the Company within the meaning of Treasury Regulation § 301.7701-3.  All Tax Returns of the Company and the members of the Company Group have been filed consistently with the foregoing classifications.

(l)                                     Each member of the Company Group has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of such member of the Company Group.  Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party (each, a “Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.  No member of the Company Group has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

4.09                        Contracts and Commitments.

(a)                                 Generally.  Schedule 4.09(a) lists the following Contracts to which any member of the Company Group is a party:

(i)                                     any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)                                  any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of goods or services, the performance of which may extend over a period of more than one year, result in a material loss to any member of the Company Group, or involve consideration in excess of $50,000;

(iii)                               any Contract concerning a partnership or joint venture;

(iv)                              any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $50,000, under which it has imposed a Lien on any of its assets, tangible or intangible (or any related Proprietary Rights) or under which it has agreed to indemnify any other Person (including, without limitation, indemnification for unreimbursed Medicare or Medicaid payments);

(v)                                 any Contract with any employee, independent contractor or agent of the Company concerning exclusivity, confidentiality, non-solicitation or non-competition and any agreement restricting the Company from conducting any type of business in any location;

(vi)                              any Contract that restricts any member of the Company Group’s ability to solicit employees of another Person or another Person’s ability to solicit any employee of any member of the Company Group;

(vii)                           any Contract with any Seller or any Related Person or Affiliate of any member of the Company Group or any Seller;

(viii)                        any Benefit Plan, including, but not limited to, any bonus, profit sharing, incentive, stock option, equity purchase, equity appreciation, deferred compensation, severance, or other plan, Contract or commitment or arrangement for the benefit of its current or former directors, officers and employees;

(ix)                              any labor or collective bargaining agreement;

(x)                                 any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(xi)                              any Contract concerning or relating to Proprietary Rights;

(xii)                           any Contract under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course;

(xiii)                        any Contract under which the consequences of a default or termination could have a Material Adverse Effect;

(xiv)                       any Contract under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xv)                          any “take or pay” Contracts with the any member of the Company Group’s sales representatives and distributors;

(xvi)                       any Contract under which any member of the Company Group has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

(xvii)                    any other Contract (or group of related agreements) the performance of which involves consideration in excess of $50,000;

(xviii)                 any Contract with any customer listed on Schedule 4.28(a);

(xix)                       any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency or advertising agency or other Person engaged in sales, distribution or promotional activities of the products or services of any member of the Company Group, or any Contract to act as one of the foregoing, and in each case involving, or anticipated to involve, revenues or expenses of more than $50,000 in any twelve month period;

(xx)                          any Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of any member of the Company Group or any predecessor Person, other than (A) the organizational documents of such member of the Company Group, or (B) marketing agreements, property leases and other commercial agreements entered into in the ordinary course;

(xxi)                       any Contract containing any warranty by any member of the Company Group to any other Person with respect to any product or service offered by such member of the Company Group, where such warranty deviates in any material respect from such member of the Company Group’s standard warranty terms offered for its customers;

(xxii)                    any Contract with a Governmental Entity;

(xxiii)                 any Contract that is a power of attorney executed on behalf of any member of the Company Group;

(xxiv)                any Contract that requires any member of the Company Group to use any supplier or third party for all or substantially all of such member of the Company Group’s requirements or needs or requires such member of the Company Group to provide to other parties “most favored nation” pricing;

(xxv)                   any Contract with any customer or supplier providing for the payment or receipt by any member of the Company Group of any rebate, discount, allowance or the like;

(xxvi)                any Contract with any third party payors, including the Government Programs; and

(xxvii)             any other material Contract of any member of the Company Group.

(b)                                 Absence of Breach.  Except as set forth on Schedule 4.09 (b), each of the Contracts that is described or required to be described on Schedule 4.09(a) is in full force and effect and will be in full force and effect immediately following the Closing Date.  No item which is described or required to be described on Schedule 4.09(a) has been breached, canceled or repudiated by any member of the Company Group, or (to the Company Group’s or Seller’s Knowledge) by any other party thereto and no such other party has indicated in writing or orally to any member of the Company Group or any Seller that it will stop or decrease the rate of business done with such member of the Company Group, or that it desires to renegotiate its arrangements with such member of the Company Group.  Each member of the Company Group has performed in all material respects all obligations required to be performed by it in connection with the items that are described or required to be described on Schedule 4.09(a) and is not in receipt of any claim of default under any such item.  No member of the Company Group has any present expectation or intention of not fully performing in any material respect any obligation pursuant to any item which is described or required to be described on Schedule 4.09(a).

(c)                                  Copies.  Each member of the Company Group has Made Available to Buyer a true and correct copy or representative form of all written Contracts and other items that are described or required to be described on Schedule 4.09(a), in each case together with all amendments, waivers or other changes thereto.  Schedule 4.09(a) contains an accurate and complete description of all material terms of all oral Contracts that are described or required to be described thereon.

4.10                        Proprietary Rights.

(a)                                 Generally.  Schedule 4.10(a) sets forth a complete and correct list of:  (i) all registered and all unregistered Proprietary Rights, including all pending applications for registration of Proprietary Rights owned, filed or used by any member of the Company Group or in connection with the Business, identifying the Proprietary Rights and whether such Proprietary Right is an owned Proprietary Right or a licensed Proprietary Right, (ii) all other inbound and outbound license agreements, sublicenses, agreements, permissions, consents or similar agreements or arrangements, whether written or oral, identifying for each: (v) the parties thereunder, (w) the date thereof, (x) the type of license (including the term thereof), (y) the Proprietary Rights licensed thereunder, and (z) whether any member of the Company Group is granting or receiving Proprietary Rights thereunder, and (iii) all domain names owned by, allocated or issued to any member of the Company Group or used in connection with the Business.  The Proprietary Rights identified on Schedule 4.10(a) constitute all of the Proprietary Rights owned, licensed by or used in or necessary for the Business as currently conducted or proposed to be conducted throughout the world, and no Seller nor any third party owns or has any rights with respect to such Proprietary Rights.  No Seller nor any member of the Company Group has agreed to indemnify any Person with respect to any Proprietary Rights.

(b)                                 Ownership; Infringement.  Except as set forth on Schedule 4.10(b), (i) each member of the Company Group, as applicable, solely and exclusively, owns and possesses all right, title and interest in and to, or in the alternative which will be identified as such on Schedule 4.10(b), has a valid and enforceable right to use the Proprietary Rights described or required to be described on Schedule 4.10(a), free and clear of all Liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to any member of the Company Group’s or any Seller’s Knowledge, is threatened, (ii) no loss, expiration or claim challenging the validity or enforceability of any Proprietary Right is pending, reasonably foreseeable or, to any member of the Company Group’s or any Seller’s Knowledge, threatened, (iii) no member of the Company Group has received any notice of, no member of the Company Group nor any Seller is aware of any fact which indicates a likelihood of any infringement, violation, dilution or misappropriation by, or any conflict with, any third Person with respect to any Proprietary Right, including any demand or request that any member of the Company Group license rights from a third Person, (iv) to the Company Group’s and Sellers’ Knowledge, the practice of any patents or methods comprising the Proprietary Rights do not infringe, dilute, violate or misappropriate the Proprietary Rights of any third person in the jurisdiction where the Business is presently conducted or any jurisdiction where the Business is anticipated to be conducted, (v) no member of the Company Group has infringed, violated, diluted, misappropriated or otherwise violated any Proprietary Rights of any third Person and no Seller nor any member of the Company Group has Knowledge of any infringement, misappropriation, violation or dilution which will occur as a result of the continued operation of the Business, anticipated operation of the Business or the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereunder, and (vi) all of each member of the Company Group’s rights in and to such Proprietary Rights are freely assignable by such member of the Company Group, as applicable, including the right to create derivative works.

(c)                                  Restrictions.  There are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or orders or similar obligations to which any member of the Company Group is a party or is otherwise bound, which (i) restrict the rights of any member of the Company Group to use any Proprietary Rights, or (ii) permit third parties to use any Proprietary Rights, which would otherwise infringe any Proprietary Rights.  No member of the Company Group has licensed or sublicensed its rights in any Proprietary Rights to others and no royalties, honoraria or other fees are payable by any member of the Company Group for the use of, or right to use, any Proprietary Rights, except pursuant to one or more of the contracts disclosed on Schedule 4.09(a) and as specifically identified therein.

(d)                                 Registrations.  All registrations for Proprietary Rights identified on Schedule 4.10(a) are valid and in force, and any applications to register any unregistered Proprietary Rights so identified are pending and in good standing, all without challenge of any kind and each member of the Company Group has the right to bring Actions for infringement or unauthorized use of the Proprietary Rights owned by such member of the Company Group.

(e)                                  Patents and Trademarks.  All patents and trademarks included in the Proprietary Rights have been filed in, issued by or registered with the United States Patent and Trademark Office and, where applicable, the corresponding offices of other countries, have been so filed, registered or issued, as the case may be as shown on Schedule 4.10(a), and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country.  All trademarks are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered trademarks) or applications (with respect to unregistered trademarks for which an application has been filed.)  Complete and accurate copies of all Patent and Trademark filings, including all correspondence to and from the United States Patent and Trademark Office and the applicable offices of other countries, have been provided to Buyer.  Each member of the Company Group has used commercially reasonable efforts to protect its rights in such patents and registered and material unregistered trademarks, and there have been no acts or omissions by any member of the Company Group, the result of which would be to compromise the rights of such member of the Company Group to apply for or enforce appropriate legal protection of such patents and registered and material unregistered trademarks.

(f)                                   Protective Measures.  Each member of the Company Group and the Sellers have taken reasonable measures to protect the confidentiality of all Confidential Information of each member of the Company Group, including the trade secrets included in the Proprietary Rights, including requiring all employees, contractors and third persons having accesses thereto to execute written non-disclosure agreements.  No Confidential Information or trade secrets have been disclosed by any member of the Company Group or authorized to be disclosed by any member of the Company Group to any third person other than pursuant to a written non-disclosure agreement; and, to the Company Group’s and Sellers’ Knowledge, no third person that is a party to any non-disclosure agreement with any member of the Company Group is in breach of default thereof.  To the Company Group’s and Sellers’ Knowledge, no Confidential Information or trade secrets of any member of the Company Group have been improperly disclosed or misappropriated by another Person.  To the Company Group’s and Sellers’ Knowledge, the owners of the Proprietary Rights licensed to any member of the

Company Group have taken all reasonably necessary and desirable actions to properly maintain and protect such Proprietary Rights.  To the Company Group’s and Sellers’ Knowledge, no third party is misappropriating, infringing or otherwise violating any Proprietary Rights of any member of the Company Group, and no such claims are pending against any third party.  Each member of the Company Group, as applicable, has secured valid written assignments of all assignable Proprietary Rights owned or purported to be owned by such member of the Company Group from all current and former employees or contractors who have contributed to the creation or development of the Proprietary Rights owned or purported to be owned by such member of the Company Group.

(g)                                  Software.  The Systems are not comprised of any unlicensed copies of any software.

(h)                                 Affiliates.  No current or former manager, member, officer, employee or contractor of any member of the Company Group has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Proprietary Rights.

(i)                                     Personal Information.  Each member of the Company Group is in compliance with all applicable Laws, programs and notices relating to the privacy of personal information.  Each member of the Company Group has taken commercially reasonable efforts to protect the privacy and security of all personal information in the possession of the Business, whether in written or electronic form.

4.11                        Systems.

(a)                                 All of the computer and telephone systems, including the software, hardware, networks and interfaces (collectively, “Systems”) used or currently planned to be used in the conduct of the Business are sufficient for the needs of each member of the Company Group and the operation of the Business.

(b)                                 All Systems, other than software, used in the Business are owned and operated by and are under the control of the applicable member of the Company Group and are not wholly or partly dependent on any facilities that are not under the ownership, operation or control of such member of the Company Group and operate and perform in all material respects in accordance with their written documentation and functional specifications as necessary in the Business.

4.12                        Governmental Licenses and Permits.

Schedule 4.12 sets forth a complete listing and summary description of all Permits issued to or held by (or, if noted, required to be issued to or held by) each member of the Company Group, (including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto) that are necessary or material to conduct the Business as currently conducted or proposed to be conducted such member of the Company Group, and separately identifies each Health Care Permit.  All fees and charges with respect to such Permits have been paid in full and each such Permit is current and unencumbered with no history of any form of material disciplinary action taken against it by any Governmental Entity.  No loss or expiration of any such Permit is pending, reasonably foreseeable or, to any Seller’s or the Company Group’s Knowledge, threatened (including as a result of the transactions contemplated by this Agreement and the other documents contemplated hereunder) other than by reason of expiration in accordance with the terms thereof.

4.13                        Employees.

(a)                                 To Sellers’ and the Company Group’s Knowledge, no employee or independent contractors of any member of the Company Group and no group of employees or independent contractors of any member of the Company Group has any plan to terminate his or its employment or relationship with such member of the Company Group.  Schedule 4.13(a) lists any executive, key employee or key independent contractor whose employment or relationship with any member of the Company Group terminated since December 31, 2013.

(b)                                 To the Company Group’s and Sellers’ Knowledge, each member of the Company Group has complied with all applicable Laws relating to the employment of personnel and labor, including, but not limited to, ERISA, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security, Medicare, and other Taxes, including withholding requirements, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, the Immigration Reform and Control Act of 1986, as amended, and characterizing individuals as independent contractors.  Except as disclosed in Schedule 4.13(b), no employee of any member of the Company Group has any agreement regarding his or her employment, other than an agreement for at-will employment.

(c)                                  Except as disclosed in Schedule 4.13(c), for the last three (3) years through the Closing Date, no member of the Company Group has: (i) been bound by or entered into any Contract or collective bargaining agreement with any labor organization or other representative of any employees of any member of the Company Group, except as disclosed on Schedule 4.09(a), (ii) experienced any strike, work stoppage, or lockout, and none has been threatened in writing, (iii) been the subject of any grievance, unfair labor practice claim, charge of discrimination, or other material employee or labor dispute, (iv) engaged in any unfair labor practice, (v) been the subject of any organizational effort made or threatened by or on behalf of any labor union with respect to employees of any member of the Company Group, except as related to the collective bargaining agreements, if any, disclosed on Schedule 4.09(a), or (vi) leased any employees.  Each member of the Company Group has satisfied any notice or bargaining obligation it may have under any Law or collective bargaining agreement to any employee representative.

(d)                                 Except as disclosed in Schedule 4.13(d), there are no outstanding rights or obligations relating to pensions, Benefit Plans, severance or termination pay, workers compensation, unemployment compensation and/or other obligation to employees or independent contractors of any member of the Company Group.

(e)                                  Schedule 4.13(e) sets forth the name, start date, title or position, status (exempt or nonexempt), citizenship and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), as of the date of this Agreement and at the Closing Date, for each individual engaged by any member of the Company Group as an employee or independent contractor whose annual income (of all types) from such member of the Company Group has exceeded or is expected to exceed $25,000.

(f)                                   The Company (i) has properly classified and treated all of its workers as independent contractors or employees, as appropriate, (ii) has properly classified its employees as “exempt” or “nonexempt” under applicable Laws; and (iii) is not delinquent in any payments to, or on behalf of, any current or former employee or independent contractor for amounts required to be reimbursed or otherwise paid.

4.14                        Immigration Matters.

Except as set forth on Schedule 4.14:

(a)                                 To the Company Group’s and Sellers’ Knowledge, each member of the Company Group has properly utilized Form I-9 to verify the identity and work authorization status of each of its employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations.  No employee of any member of the Company Group presented any temporary work authorization document at the time of hire that is presently or at any future date will be subject to I-9 re-verification.

(b)                                 No employee of any member of the Company Group is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization.

(c)                                  No member of the Company Group is petitioning for employment-based lawful permanent residence status on behalf of any employee of any member of the Company Group and no member of the Company Group has filed any Application for Alien Employment Certification (ETA Form 750), Application for Permanent Employment Certification (ETA Form 9089), or any Form I-140 (Immigrant Petition for Alien Workers) that remains pending.

(d)                                 Schedule 4.14 contains a list and description of any correspondence received by any member of the Company Group from any Person or Governmental Entity in the last three (3) years questioning the validity of the social security number of any employee of such member of the Company Group.

4.15                        Employee Benefit Plans.

(a)                                 Schedule 4.15(a) contains a complete and correct list of each Benefit Plan.

(b)                                 Each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and the terms of any applicable collective bargaining agreement and, to the Company Group’s and Sellers’ Knowledge, complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws.

(c)                                  Except as set forth on Schedule 4.15(c), no member of the Company Group nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability under or with respect to, any Employee Pension Benefit Plan subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA, or otherwise has any Liability or potential Liability under Title IV of ERISA.  No Employee Benefit Plan is a Multiemployer Plan, and no member of the Company Group has any Liability or potential Liability with respect to any Multiemployer Plan.  There is no Lien pursuant to ERISA Sections 303(k) or 4068 or Code Section 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of any member of the Company Group.  No cash or bond or other amount is payable by any member of the Company Group or any ERISA Affiliate to the Pension Benefit Guaranty Corporation pursuant to Section 4062(e) of ERISA.

(d)                                 All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.

(e)                                  No member of the Company Group nor any ERISA Affiliate maintains, sponsors, contributes to or has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) other than in accordance with COBRA.  The requirements of COBRA have been met with respect to each Benefit Plan and to each Employee Welfare Benefit Plan maintained by an ERISA Affiliate that is subject to COBRA.

(f)                                   Each member of the Company Group has complied with the applicable requirements of HIPAA and HITECH that apply to each Benefit Plan that is an Employee Welfare Benefit Plan.

(g)                                  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or properly accrued.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Benefit Plan that is an Employee Welfare Benefit Plan.

(h)                                 Each Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is so qualified with respect to any qualification requirement for which the applicable remedial amendment period has closed and has been determined by the Internal Revenue Service to be so qualified, either through receipt of a current favorable determination letter or through proper reliance on an opinion letter issued by the Internal Revenue Service with respect to such Employee Pension Benefit Plan, and nothing has occurred since the date of such determination or opinion letter that could adversely affect the qualified status of any such Employee Pension Benefit Plan.  All such

Employee Pension Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “EGTRRA” and other interim Tax legislation.

(i)                                     There have been no Prohibited Transactions with respect to any Benefit Plan.  No fiduciary as defined in ERISA Section 3(21) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.  No Action with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or threatened and there is no basis for any such Action.

(j)                                    No member of the Company Group is obligated under the Benefit Plans (including, but not limited to, any nonqualified deferred compensation plan or arrangement) or otherwise to pay any separation, severance, termination or similar benefit as a result of any transactions contemplated by this Agreement or solely as a result of a change in control or ownership with the meaning of Section 280G of the Code.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will increase the amount of benefits otherwise payable under any Benefit Plan or result in the acceleration of the time of payment, funding or vesting of any such benefits.  Neither the Seller nor the Company has made any payments, is obligated to make any payments, or is a party to any agreement that, under certain circumstances, could obligate it to make any payments, that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign Law).  Neither the execution and delivery of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(k)                                 With respect to each Benefit Plan, the Company Group has Made Available to Buyer correct and complete copies of the material plan documents (including amendments and individual agreements relating thereto), and the most recent summary plan descriptions and summaries of material modifications, the most recent favorable determination letter, or opinion letter or advisory letter received from the Internal Revenue Service, the Form 5500 Annual Reports (including all schedules thereto) with all applicable attachments for the last three plan years, and all related trust agreements, insurance contracts, and other funding arrangements, including any collective bargaining agreements, that implement each such Benefit Plan, the most recent financial statements and valuation statements for each such Benefit Plan, and, for each such Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the coverage and nondiscrimination testing results for the last three Benefit Plan years.  No member of the Company Group is obligated to establish a new Benefit Plan, or to amend a Benefit Plan to increase the amount of benefits provided under such Benefit Plan, or to amend a Benefit Plan to change the eligibility rules for such Benefit Plan.

(l)                                     Except as required by any Law, no provision or condition exists that would prevent any member of the Company Group or Buyer from terminating or amending any Benefit Plan at any time for any reason.

(m)                             Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated in good faith in accordance with, the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) of the Code, and no assets of any member of the Company Group have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been, subject to a “financial health” trigger described in Section 409A(b)(2) of the Code.

(n)                                 Each member of the Company Group and each ERISA Affiliate have, for purposes of each Benefit Plan, correctly classified those individuals performing services for such member of the Company Group or the respective ERISA Affiliate as common law employees, leased employees, independent contractors or agents.

4.16                        Third Party Payor Participation.

(a)                                 Each member of the Company Group is eligible for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs (collectively, the “Government Programs”) and has current and valid provider contracts with such Government Programs.  Each member of the Company Group is in compliance with the conditions of participation for the Government Programs in all respects.  There is neither pending, nor, to the Company Group’s or a Seller’s Knowledge, threatened, any Action under the Government Programs involving a member of the Company Group.  The Sellers have Made Available to Buyer true and complete copies of the most recent Government Program survey reports and all plans of correction, if any, which any member of the Company Group was required to submit in response to such surveys, and all such plans of correction have been accepted by the applicable Government Program and all have been or are in the process of being implemented.  Each member of the Company Group’s billing practices for all third party payors, including the Government Programs and private insurance companies, are in compliance in all material respects with applicable Law and billing requirements of such third party payors and Government Programs and no member of the Company Group has knowingly billed or received any material payment or reimbursement in excess of amounts allowed by Law.  Schedule 4.16 contains a complete list of all of each member of the Company Group’s Government Program provider numbers and other third party payor provider numbers.

(b)                                 Each member of the Company Group has: (i) timely filed all reports and billings required to be filed with respect to any Government Program or any third-party payor (all of which are complete and accurate in all material respects and prepared and filed in compliance with applicable Law), and (ii) paid or caused to be paid any undisputed refunds, overpayments, discounts, or adjustments that have become due pursuant to such reports and billings.

4.17                        Compliance Program.

(a)                                 Each member of the Company Group has continuously maintained a compliance program designed to promote compliance with applicable Laws and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to its operations (the “Compliance

Program”).  Each member of the Company Group is in compliance with the terms of the Compliance Program and Buyer has been given access to all records and logs maintained by any member of the Company Group in connection with the Compliance Program.

(b)                                 Each member of the Company Group, upon hiring or engagement and on a monthly basis thereafter searches the Office of Inspector General’s List of Excluded Individuals/Entities and other websites or databases of Governmental Entities to confirm that its employees, independent contractors, consultants and other Persons providing any services under any Contracts are not currently excluded, debarred or otherwise ineligible to participate in the Government Programs.  Except as set forth on Schedule 4.17(b), to the Company Group’s or a Seller’s Knowledge, no member of the Company Group has employed or contracted with any Person that is excluded, debarred or otherwise ineligible to participate in the Government Programs.  Additionally, no member of the Company Group has received notice that (i) any Person providing services to any member of the Company Group, or (ii) any employee or contractor in either case of (i) or (ii), is charged with or has been convicted of a criminal offense related to the Government Programs, or the provision of health care items or services, but has not yet been excluded, debarred or otherwise declared ineligible to participate in such programs or is proposed for exclusion therefrom.

(c)                                  No member of the Company Group or any Seller (i) is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has been subject to reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iii) except as set forth on Schedule 4.17(c), has been the subject of any government payor program investigation conducted by any Governmental Entity, (iv) has been a defendant in any qui tam/False Claims Act litigation, and (v) except as set forth on Schedule 4.17(c), has been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or, to the Company Group’s or any Seller’s Knowledge, has received telephone or personal contact by or from any Governmental Entity.

(d)                                 All employees and independent contractors of each member of the Company Group that provide the type of service under any Contract or in the operation of the Business as currently conducted or as proposed to be conducted that requires, as a condition precedent to the rendering of the service, the obtaining of a license or other legal authorization issued by a Governmental Entity are properly licensed or otherwise legally authorized by a Governmental Entity to perform the service in the state or jurisdiction in which the service is being performed.  All applicable employees, contractors and service providers are, and since the date of engagement by the Company have been in compliance in all material respects with the terms of such licenses or authorizations.

4.18                        HIPAA Compliance.

Each member of the Company Group is a “Covered Entity” (as defined in HIPAA) and is in compliance in all material respects with HIPAA and HITECH.  With regard to individually identifiable health-related information, the Company Group has no Knowledge of any non-permitted use or disclosure, breach of a Business Associate or confidentiality agreement, security incident (other than immaterial incidents that did not result in a disclosure of Protected Health

Information (as defined by HIPAA)) or breach (each as determined by reference to HIPAA or state law, as applicable) or any violation of HITECH by, or involving the systems of, the Company or by any of its agents or employees or contractors.

4.19                        Compliance with Laws.

(a)                                 Except as set forth on Schedule 4.19, each member of the Company Group and, to the Company Group’s and Sellers’ Knowledge, each of its independent contractors, agents and employees has complied with and is in compliance with all applicable Laws which affect the Business or to which such member of the Company Group is subject, and no claim has been filed against any member of the Company Group alleging a violation of any such Law and no member of the Company Group has received written notice of any violation or alleged violation of, or any obligation to take remedial action under, any applicable Law or Permit.  Except as set forth on Schedule 4.19, no member of the Company Group is now, directly or indirectly, subject (or has ever been subject) to any Action or penalty assessment by any Governmental Entity or to any other allegation that any member of the Company Group has violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity, including those related to government procurement.

(b)                                 Each member of the Company Group has filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, and other documents, together with any amendments required to be made thereto, required to be filed with any Governmental Entity, and have paid all material fees, assessments due and payable in connection therewith.

4.20                        Affiliate Transactions.

Other than as described on Schedule 4.20, no Seller and no Related Person or Affiliate of any Seller or of any member of the Company Group (a) is or was a party to any Contract or transaction with any member of the Company Group (other than in such Person’s capacity as an employee of a member of the Company Group, the compensation for which is reflected on Schedule 4.13(e)), or (b) has any interest in or owns any asset, tangible or intangible, which is used in the Business.

4.21                        Environmental Matters.

Except as set forth on Schedule 4.21:

(a)                                 Regulatory Compliance.  Each member of the Company Group has complied with and is in compliance with all Environmental and Safety Requirements.

(b)                                 Permits.  Each member of the Company Group has complied with and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of the Business (“Environmental Permits”) and, to the extent required prior to the Closing Date, timely and complete applications have been or will be made for renewal, extension, or reissuance of all such Environmental Permits, and no member of the Company Group has received information which would lead it to believe that any Environmental Permit may not be renewed, extended or reissued in due course and as requested without the imposition of cost or penalty.  Schedule 4.21 contains a list of all such Environmental Permits.

(c)                                  Notices.  No member of the Company Group has received any notice, claim, complaint, citation, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations and any request for information with respect to any investigation or clean-up of Hazardous Substances, arising under Environmental and Safety Requirements relating to any member of the Company Group or the Business, nor is there any Action pending or, to the Company Group’s and Sellers’ Knowledge, threatened against or affecting any member of the Company Group or the Business at law or in equity before a court or administrative agency relating to a violation of any Environmental and Safety Requirement.

(d)                                 Real Property.  To Sellers’ and Company Group’s Knowledge, none of the following exists or has existed at the Real Property or any other real property that any member of the Company Group has owned or leased: (i) underground storage tanks, (ii) asbestos or asbestos-containing materials, (iii) materials or equipment containing polychlorinated biphenyls, (iv) landfills, surface impoundments, or disposal areas, or (v) Hazardous Substances.

(e)                                  Release of Substances.  No member of the Company Group has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given rise to or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirement.

(f)                                   Operations.  No facts, events or conditions relating to the assets of any member of the Company Group or the Business or the past or present facilities, properties or operations of any member of the Company Group will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite release or threatened release of Hazardous Substances, personal injury, property damage or natural resources damage.

(g)                                  Transaction-Triggered Requirements.  Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement will impose any obligations for site investigation or cleanup, or notification to or consent of Governmental Entity or any other Person, pursuant to any so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirement.

(h)                                 Liability for Others.  No member of the Company Group has, either expressly or by operation of Law, assumed or undertaken any Liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

(i)                                     Environmental Liens.  To Sellers’ and the Company Group’s Knowledge, no Environmental Lien has attached to any of the Real Property.

(j)                                    Environmental Reports.  Each member of the Company Group has provided to Buyer true and correct copies of all environmental reports, audits, assessments, and investigations, and all other material environmental documents, relating to such member of the Company Group, the Real Property, any other real property owned or used by such member of the Company Group, the Business or any of such member of the Company Group’s predecessors.

4.22                        Tangible Assets.

(a)                                 Except as set forth on Schedule 4.22(a), a member of the Company Group owns or leases, free and clear of Liens, all machinery, equipment, and other tangible assets necessary for, or used in, the conduct of the Business as presently conducted and as presently proposed to be conducted.

(b)                                 Each such tangible asset is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable in all material respects for the purposes for which it presently is used and presently is proposed to be used.

(c)                                  There is no material property or obligations of any member of the Company Group, including uncashed checks to vendors, customers or employees (but excluding non-refunded overpayments or unclaimed subscription balances), that is escheatable or payable to any Governmental Entity.

4.23                        Undisclosed Liabilities.

No member of the Company Group has any Liability (and there is no basis for any present or future Action against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Interim Financial Statements (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Interim Financial Statements in the ordinary course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement, or violation of Law).

4.24                        Notes and Accounts Receivable.

All notes and accounts receivable of each member of the Company Group are reflected properly on the books and records of such member of the Company Group, are valid receivables subject to no setoffs, counterclaims, or rebates, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

4.25                        Powers of Attorney.

Except as set forth on Schedule 4.25, there are no outstanding powers of attorney executed on behalf of any member of the Company Group.

4.26                        Insurance.

Schedule 4.26 sets forth the following information with respect to each insurance policy (including policies providing property, vehicle, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements and insurance certificates (including coverage for inventory purchased domestically and internationally)) to which any member of the Company Group is a party, a named insured, or otherwise the beneficiary of coverage:

(a)                                 the name, address, and telephone number of the agent;

(b)                                 the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)                                  the policy number and the period of coverage;

(d)                                 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)                                  a description of any retroactive premium adjustments or other loss-sharing arrangements.

Current certificates of insurance for each such insurance policy have been Made Available to Buyer.  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect, (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the Closing and the transactions contemplated in connection therewith without any further action being taken by any member of the Company Group, (C) no member of the Company Group nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, (D) no party to the policy has repudiated any provision thereof, and (E) the Sellers have provided to Buyer true and complete copies thereof.  Each member of the Company Group has been covered during the past five years by insurance in scope and amount customary and reasonable considering the size of such member of the Company Group and the scope of the Business as currently conducted and proposed to be conducted.

4.27                        Service Liability Claims.

(a)                                 Except as set forth on Schedule 4.27(a), there are no Service Liability Claims.

(b)                                 Except (i) as set forth on Schedule 4.27(b), (ii) for conditions or warranties implied or imposed by any applicable Law, or (iii) as contained in any member of the Company Group’s standard terms and conditions of sale or service, no member of the Company Group has given any warranty or made any representation in respect of products or service supplied, sold or leased by it.

(c)                                  Except (i) as set forth on Schedule 4.27(c), and (ii) except as otherwise occurs in the ordinary course, each service rendered by any member of the Company Group has been in material conformity with all applicable contractual commitments and all express and implied warranties.

(d)                                 Schedule 4.27(d) includes copies of the standard terms and conditions of sale and/or service for each member of the Company Group (which includes any continuing applicable guaranty, warranty and indemnity provisions).

4.28                        Customers.

(a)                                 Schedule 4.28(a) lists each of the customers of the Company Group whose purchases of goods or services in the past year have exceeded 5% of the total revenues of the Company Group for that period.

(b)                                 Except as set forth on Schedule 4.28(b), no customer listed on Schedule 4.28(a) (x) has stopped or materially decreased, (y) has threatened to stop, or materially decrease the rate of, or (z) as a result of the transactions contemplated by this Agreement, is reasonably likely to stop or materially decrease the rate of, purchasing materials, products or services from any member of the Company Group.

4.29                        Suppliers.

(a)                                 Schedule 4.29(a) lists each of the suppliers of the Company Group whose goods or services provided to such member of the Company Group in the past year have exceeded 5% of the total cost of goods and/or services provided by such suppliers to the Company Group for that period.

(b)                                 Except as set forth on Schedule 4.29(b), no supplier listed on Schedule 4.29(a) (x) has stopped or materially decreased, (y) has threatened to stop, or materially decrease the rate of, or (z) as a result of the transactions contemplated by this Agreement, is reasonably likely to stop or materially decrease the rate of, supplying materials, products or services to any member of the Company Group.

4.30                        Officers and Managers.

Schedule 4.30 lists all officers and managers of each member of the Company Group.

4.31                        Bank Accounts.

Schedule 4.31 lists each bank account (designating each authorized signatory and the level of each signatory’s authorization) of the Company.

4.32                        Litigation.

Schedule 4.32 lists all civil or criminal litigation, arbitration, mediation or other Actions to which any member of the Company Group, any member, or any manager, officer, or employee of any member of the Company Group is or was a party that currently is pending, was settled or adjudicated within the past five years, was settled and adjudicated more than five years ago, but with respect to which any member of the Company Group has unsatisfied Liability, any written claim received by any member of the Company Group that could reasonably be expected to result in an Action, or that, to the Knowledge of the Company Group or the Sellers, are threatened.  Schedule 4.32 sets forth, with respect to each matter disclosed on such schedule, (i) the parties, (ii) the nature of dispute, (iii) the relief sought (including the approximate amount of damages or other relief sought), (iv) the status of dispute, (v) the extent to which any member of the Company Group’s insurance would cover the relief, and (vi) such member of the Company Group’s assessment of its likelihood of prevailing.  No matter disclosed on Schedule 4.32, if decided or settled unfavorably to any member of the Company Group, could prevent or adversely affect the consummation of the transactions contemplated under this Agreement, result in any transactions contemplated under this Agreement being declared unlawful or rescinded or have a Material Adverse Effect.

4.33                        Books and Records.

(a)                                 The books of account and other records of each member of the Company Group, all of which have been Made Available to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices.

(b)                                 The minute books of each member of the Company Group contain complete and correct records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of managers or Persons exercising similar authority, and committees of the board of managers or such Persons of such member of the Company Group, and no meeting of any such holders, board of managers, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books.  Each member of the Company Group has at all times maintained complete and correct records of all issuances and transfers of its equity interests.  At the Closing, all such minute books and records will be in the possession of such member of the Company Group and located at the principal office of such member of the Company Group.

4.34                        Company Broker.

Except as set forth on Schedule 4.34, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement and the other documents contemplated hereunder based on any arrangement or agreement made by or on behalf of any member of the Company Group.

4.35                        Disclosure.

No member of the Company Group has any Knowledge of any facts pertaining to any member of the Company Group which could have a Material Adverse Effect and which have not been disclosed in this Agreement.  Neither this Agreement nor any other documents contemplated hereunder to which any member of the Company Group is a party, nor any of the schedules or exhibits hereto or thereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of any member of the Company Group to Buyer or its representatives pursuant to this Agreement will be deemed representations and warranties of the Company Group.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company Group and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the representations and warranties set forth in this ARTICLE V as of the Closing Date.

5.01                        Organization and Power.

Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified.  Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents contemplated hereunder to which Buyer is a party.

5.02                        Authorization.

No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other document contemplated hereunder to which Buyer is a party or the performance of Buyer’s obligations hereunder or thereunder.  This Agreement constitutes, and each of the other documents contemplated hereunder to which Buyer is a party will, when executed, constitute a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.  The issuance, sale and delivery of the Stock Consideration in accordance with this Agreement, have been duly authorized by all necessary corporate action on the part of Buyer.  The Stock Consideration, when so issued, sold and delivered in accordance with the provisions of this Agreement, will be duly and validly issued and non-assessable and shall not be subject to any preemptive rights, rights of first refusal, or any other restrictions on transfer other than restrictions under the Subscription Agreements and under applicable Law.  The number of authorized but unissued and unreserved shares of Stock is greater than or equal to the number of shares of Stock Consideration to be issued to the Sellers pursuant to this Agreement.

5.03                        Absence of Conflicts.

Neither the execution, delivery and performance of this Agreement or any other document contemplated hereunder by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will: (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the provisions of Contract to which Buyer is bound or by which it or any of its assets are affected, or any Law to which Buyer is subject.

5.04                        Buyer’s Broker.

Except as set forth on Schedule 5.04, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement and the other documents contemplated hereunder based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE VI.
COVENANTS

6.01                        Press Releases and Announcements.

Neither the Sellers nor any member of the Company Group shall make any press release or other public announcement of or with respect to this Agreement or any of the transactions contemplated hereunder without Buyer’s prior written consent.  Nothing contained in this Agreement will limit Buyer from making any disclosures that it deems necessary or advisable to be made in filings with the SEC or the New York Stock Exchange.

6.02                        Further Transfers.

Each party to this Agreement will execute and deliver such further instruments of transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby and by the other documents contemplated hereunder.

6.03                        Non-Solicitation, Non-Competition and Confidentiality.

(a)                                 Non-Solicitation.  In consideration of the transactions contemplated hereby and the payment of the Purchase Price, the Sellers (each, a “Restricted Party”) agree that, subject to Section 6.03(c) below, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restricted Period”), such Restricted Party will not, and will not permit any of its Affiliates to, directly or indirectly, including causing, encouraging, directing or soliciting any other Person to, contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person who is or has been employed or retained in the operation of the Business by any member of the Company Group or Buyer during the period commencing two (2) years prior to the Closing Date and ending on the date of termination of the Restricted Period, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any Person that is a current or former customer, supplier or other business relation of any member of the Company Group or any predecessor thereof into any business relationship that might harm the Business, or, subject to Section 6.03(c) below, in any manner engage in or own, directly or indirectly, any interest in any business that provides services or products to any current or former customer of any member of the Company Group that are similar to or competitive with the services or products provided by any member of the Company Group to such current or former customers.

(b)                                 Non-Competition.  Subject to Section 6.03(c) below, in consideration of the transactions contemplated hereby and the payment of the Purchase Price, each Restricted Party agrees that during the Restricted Period, such Restricted Party will not, and will not permit any of its Affiliates to, within or with respect to the geographical area of the United States and anywhere else any member of the Company Group operates or plans to operate during the Restricted Period (the “Restricted Area”), directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit such Restricted Party’s name to be used by, provide services for, or in any manner engage in (x) any business (including by any Restricted Party or in association with any Person) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service in or into the Restricted Area that may be used as a substitute for or otherwise competes with any product or service of Buyer, the Company Group or their predecessors carried out during the period commencing two years prior to the Closing Date and ending on the date of termination of the Restricted Period or contemplated during such period to be carried out by Buyer, the Company Group or their predecessors, or (y) any activity that is in competition with, or potential competition with, the Business or any other business of the Company Group.  Nothing in this Section 6.03(b) shall prohibit any Restricted Party from being a passive owner of less than 1% of the outstanding capital stock of a corporation of any class that is publicly traded, so long as such Restricted Party has no direct or indirect participation in the business of such corporation.

(c)                                  Exceptions.  Buyer acknowledges that, prior to the Closing, the Retained Entities and the Company Group shared certain employees who will not be employed by the Company Group or Buyer after Closing.  Nothing contained in Section 6.03(a) shall prevent any Seller or Retained Entity from employing a Person who is (a) not offered employment by any member of the Company Group or Buyer as of the Closing Date or (b) terminated by any member of the Company Group or Buyer subsequent to Closing.  Buyer acknowledges that each Principal has an ownership interest in Burman’s Medical Supplies, Inc., a Pennsylvania corporation (“BMS”), and that Steven L. Burman owns 100% of the issued and outstanding stock of Burman’s Pharmacy, Inc., a Pennsylvania corporation (“BPI” and together with BMS, the “Retained Entities”), and that the Retained Entities will continue operating subsequent to the Closing.  Nothing contained in Section 6.03(b) shall prevent any Principal from continuing his or her ownership interest in the Retained Entities and providing services to the Retained Entities nor prevent the Retained Entities from engaging in the business of providing durable medical equipment and related supplies (in the case of BMI) and from providing traditional retail pharmacy services (in the case of BPI) (the “Retained Business”).  The Retained Entities shall in no event directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit such Retained Entity’s name to be used by, provide services for, or in any manner engage in the Business; provided that during the Restricted Period the Retained Entities may fill prescriptions for Specialty Drugs in the quantities described on the attached Schedule 6.03(c).  During the Restricted Period, upon the Buyer’s request, the Restricted Parties agree to promptly provide Buyer with financial statements, books and records and other information as Buyer may request in order to allow Buyer to confirm the Restricted Parties’ compliance with the covenants set forth in this Section 6.03(c).

(d)                                 Confidentiality.  Each Restricted Party will, and will cause its Affiliates to, treat and hold as confidential all Confidential Information and shall refrain from using any Confidential Information except as necessary to consummate the Closing of the transactions contemplated by this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in such Restricted Party’s possession or under such Restricted Party’s control.  In the event that any Restricted Party is compelled by Law to disclose Confidential Information or the fact that Confidential Information has been made available to such Restricted Party by the Company Group, such Restricted Party agrees to provide the Buyer with prompt written notice of such request, to the extent such notice can be given, so that the Buyer and/or the Company Group may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If a protective order or other remedy is not obtained, or the Company Group waives compliance with the provisions of this Agreement, such Restricted Party agrees to furnish only that portion of Confidential Information and other information that is legally required and that Restricted Party will use his, her, or its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of Confidential Information and other information that is being disclosed.

(e)                                  Non-Disparagement by the Restricted Parties.  Each Restricted Party agrees not to disparage Buyer or any member of the Company Group, their respective goods or services, or any past and present investors, officers, directors, employees, or any Affiliates of such Persons.

(f)                                   Remedy for Restricted Party’s Breach.  Each Restricted Party acknowledges and agrees that in the event of a breach by such Restricted Party of any of the provisions of this Section 6.03, monetary damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, in the event of any such breach, Buyer and its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and such Restricted Party’s obligations hereunder by an Action or Actions for specific performance, injunctive and/or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

(g)                                  Modification; Extension of Restricted Period.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.03 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  In the event a court of competent jurisdiction determines that a Restricted Party breached any term or provision of this Section 6.03, such Restricted Party hereby consents to the court extending the duration of the restrictive provisions contained in this Section 6.03 to a period of time equal to the period of time that such Restricted Party breached such provisions to compensate Buyer for the time such Restricted Party was in violation of such provisions.

6.04                        Customer and Other Business Relationships.

(a)                                 After the Closing, each Seller shall cooperate with Buyer and the Company Group in their efforts to continue and maintain for the benefit of Buyer and the Company Group those business relationships of each member of the Company Group, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities and others.  Each Seller shall refer to Buyer and the Company Group all inquiries and communications received by such Seller relating to the Company Group or the Business after the Closing.

(b)                                 After the Closing, no Seller may take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business relation of any member of the Company Group from maintaining the same business relationships with such member of the Company Group after the Closing Date as it maintained with such member of the Company Group prior to the Closing Date.

6.05                        Sellers’ Release.

(a)                                 Except as provided in Section 6.05(d) below, each Seller on behalf of himself or herself and any Person who may be bound by such Seller (collectively, the “Releasing Parties”), irrevocably, unconditionally, and completely releases each member of the Company Group, Buyer, and each of their respective officers, directors, partners, members, managers, shareholders, Affiliates, Subsidiaries, Related Persons, agents, attorneys, employees, predecessors, successors, heirs, and assigns (collectively, the “Released Parties”) from any and all Actions, controversies, cross-claims, counter-claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or Liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of the world through the date of this Agreement) and whether known or unknown, suspected, or claimed against any of the Released Parties which such Releasing Party, or any officer, director, manager, trustee, spouse, heir, executor, administrator, successor or assign of such Releasing Party, has or may have, which arise out of or are connected with the Company Group, any Affiliate of any member of the Company Group, or any predecessor thereto (other than those arising out of or in connection with any other agreements entered into pursuant to this Agreement), whether arising under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as such Releasing Party’s “Released Claims”).

(b)                                 Each Releasing Party represents that he, she or it has made no assignment or transfer of any Released Claim.  Each Releasing Party acknowledges and intends that his, her or its execution and delivery of this release shall be effective as a bar to each and every one of the Released Claims, and expressly consents and agrees that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied.

(c)                                  Each Releasing Party agrees that if he, she or it violates any provision of this Agreement, such Releasing Party will pay all costs and expenses of defending against any related or resulting suit or other Action incurred by his, her or its Released Parties, including reasonable attorneys’ fees.

(d)                                 Notwithstanding the release provided in this Section, nothing herein shall operate to impair the rights and obligations under, or prevent the Releasing Party from asserting any claim against any Released Party that such Releasing Party may have, if any, arising under this Agreement or any other agreements delivered pursuant to the terms of this Agreement.

6.06                        Audited Financial Statements; Assistance with Reporting Obligations.

Sellers shall reasonably cooperate with and use reasonable best efforts with respect to, the prompt delivery of all financial statements and information and books and records of the Company Group necessary for Buyer to meet, on a timely basis, its SEC filing obligations with respect to the historical and pro forma financial statements and information required by the Securities Act or the Exchange Act or in any bank information memorandum, private placement memorandum or offering memorandum reasonably requested by Buyer.  Without limiting the foregoing, the Sellers shall reasonably cooperate with and use reasonable best efforts with respect to (i) Buyer’s preparation of the financial statements of the Company Group as of and for the years ended December 31, 2014, 2013 and 2012, the three months ended March 31, 2015 and any other annual or quarterly financial statements necessary for Buyer to meet its SEC reporting requirements and (ii) Buyer obtaining an unqualified audit opinion in accordance with GAAP with respect to such year-end financial statements and any required auditor consents.  Sellers shall promptly respond to any requests for information by the auditor in connection with the foregoing.

6.07                        Covenant to Change Name.

Prior to or simultaneously with the Closing, Steven L. Burman agrees that he will change the name of BPI to “Burman’s Community Pharmacy, Inc.”, and shall cause BPI to change its advertising, logo and assets to reflect the same.

6.08                        Termination of Pension Plan.

(a)                                 Prior to December 31, 2015, Sellers shall cause BMI (“Plan Sponsor”) and the Company to take effective action to terminate and freeze all future benefit accruals and entry into plan participation for the Company’s current, future and former employees who are or who would, absent such action, otherwise be eligible to participate in the Burman’s Medical Supplies, Inc. Pension Plan (the “Pension Plan”) (this action is the “Pension Plan Freeze”, and the Company employees to which the action relates are the “Company Participants”)), with the Pension Plan Freeze to be effective on a date no later than December 31, 2015.

(b)                                 Sellers shall cause the Plan Sponsor to provide all Company Participants with timely notice of the Pension Plan Freeze in accordance with the requirements of ERISA Section 204(h)(1) and Code Section 4980F (the “204(h) Notice”).

(c)                                  No later than the Closing Date, Sellers shall cause to be deposited into the Pension Plan’s trust an amount no less than the amount necessary to fully fund the 2015 benefit accruals under the Plan of the Company Participants, as determined in good faith under the Pension Plan’s rules and the requirements of ERISA and the Code by the Pension Plan’s actuary or other service provider responsible for determining such funding amount (the “Company Funding Contribution”).

(d)                                 Prior to December 31, 2015, Sellers shall cause the Plan Sponsor to terminate the Pension Plan with an effective termination date no later than December 31, 2015, with such termination being conducted as a so-called “standard termination” under and in full compliance with ERISA Section 4041(b) and the Pension Benefit Guaranty Corporation’s regulations and operating rules issued thereunder (the “Pension Plan Termination”).

(e)                                  Sellers shall pay for all additional Pension Plan funding amounts and all other costs incurred relating in any way to the Pension Plan Termination (the “Pension Plan Termination Costs”), and, notwithstanding anything to the contrary in Section 8.02, Sellers shall hold harmless and fully indemnify the Company and Buyer and from any such Pension Plan Termination Costs.

(f)                                   Upon Buyer’s or the Company’s reasonable request to any Seller or to the Plan Sponsor, Sellers shall cause the Plan Sponsor to promptly provide Buyer or the Company with such information and documentation relating to any aspect of the Pension Plan’s Termination.

6.09                        Termination of Participation in 401(k) and Profit Sharing Plans.

Prior to the Closing Date, Sellers shall cause BMI and the Company to take action to terminate and freeze, effective on a date that is at least one day prior to the Closing Date, the Company’s adoption of and participation in the Burman’s Medical Supplies, Inc. Profit Sharing Plan and in the Burman’s Medical Supplies, Inc. 401(k) Plan (the “Defined Contribution Plans Termination of Participation”).  Sellers shall cause BMI to thereafter provide suitable prompt notices to the participants affected by the Defined Contributions Plans Termination of Participation of said action.

6.10                        Group Health Transition (Medical and Prescription Only).

Sellers shall cause BMI to make available to the Company’s current employees (and their eligible family members) and the Company’s current COBRA qualified beneficiaries as of the Closing Date (the “Transition Coverage Group”) COBRA continuation coverage under the medical and prescription drug components of Burman’s Medical Supplies, Inc.’s existing group health plan for the period beginning on the Closing Date and through the close of December 31, 2015 (the “Transition Coverage”).  Neither Sellers nor BMI shall bear the cost of the monthly premiums for any Transition Coverage elected by or otherwise provided to any individual of the Transition Group; instead, the payment of any such monthly premiums by electing Transition Coverage group members shall be paid by such electing members or by the Company or Buyer on their behalf, as Buyer may in its discretion may determine.

6.11                        Termination of Group Health Plan and Other Welfare Benefit Plan Coverage.

Prior to the Closing Date, Sellers shall cause BMI and the Company to take action to terminate, effective on a date that no later than later of the Closing Date or the date pursuant to which the applicable insurance policy provides for cessation of coverage (e.g., end of the month), the Company’s adoption of and participation in any group health plan or other employee welfare benefit plan sponsored by Burman’s Medical Supplies, Inc. (the “Welfare Benefit Plans Termination of Participation”) Sellers shall cause BMI to thereafter provide suitable prompt notices to the participants affected by the Welfare Benefit Plans Termination of Participation of said action; provided that COBRA continuation coverage as to the medical and prescription components of the group health plan shall be made available as provided in Section 6.10.

6.12                        Assignment of Receivables, Claims, and Payments from Health Delegates and CPA.

(a)                                 On June 15, 2015, the Company assigned to Holdings certain receivables, claims, and payments pursuant to that certain Irrevocable Assignment of Health Delegates Receivables and Payments, a copy of which has been reviewed and approved by Buyer (the “HD Assignment”). Buyer acknowledges and approves of the HD Assignment and covenants and agrees to cause the Company to fulfill its obligations thereunder post-Closing.

(b)                                 On June 15, 2015, the Company assigned to Holdings certain receivables, claims, and payments pursuant to that certain Irrevocable Assignment of CPA Receivables and Payments, a copy of which has been reviewed and approved by Buyer (the “CPA Assignment”). Buyer acknowledges and approves of the CPA Assignment and covenants and agrees to cause the Company to fulfill its obligations thereunder post-Closing.

ARTICLE VII.
TAX MATTERS

7.01                        Tax Matters.

The following provisions will govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters following the Closing Date:

(a)                                 Holdings and the Sellers, jointly and severally, will indemnify each member of the Company Group and Buyer and their respective Affiliates, and hold them harmless from and against, the following Taxes, and any and all Losses resulting from or attributable to (including any Losses resulting from or attributable to nonpayment of) the following Taxes: (i) all Taxes of any member of the Company Group for any Pre-Closing Tax

Period, (ii) all Taxes of any Relevant Group of which any member of the Company Group (or any predecessor of any member of the Company Group) is or was a member on or prior to the Closing Date, including Taxes for which such member has Liability pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) any and all Taxes of any Person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by Contract, pursuant to any law, rule, or regulation, or otherwise; and (iv) any Tax resulting from any action taken by or under the direction of any of the Sellers on the Closing Date outside the ordinary course of the Company’s business and not expressly contemplated in this Agreement; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, the Sellers will not be liable for any Taxes to the extent that such Taxes are taken into account in Closing Indebtedness or the Net Working Capital as of Closing and thus actually reduce the Final Closing Cash Purchase Price.  The Sellers will pay to Buyer the amount of any Taxes which are the responsibility of the Sellers pursuant to this Section 7.01(a) within ten (10) Business Days before the later of (i) the date such Taxes are payable by Buyer or any member of the Company Group and (ii) Buyer’s demand for such payment from the Sellers.  The indemnification under this Section 7.01(a) shall survive indefinitely and shall not be subject to the Deductible or Cap.

(b)                                 Straddle Period.  For purposes of this Agreement, in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any real property, personal property or other ad valorem Taxes of any member of the Company Group for the portion of the Straddle Period which relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period that occur on or before the Closing Date and the denominator of which is the total number of days in such Straddle Period, and the amount of other Taxes of such member of the Company Group for the portion of a Straddle Period which relate to the Pre-Closing Tax Period (including without limitation municipal income taxes) will be determined based on an interim closing of the books as of the close of business on the Closing Date.  Without limiting the foregoing, Tax on (i) any income or gain of the Company that relates to the closing of the transactions contemplated by this Agreement, and (ii) any income or gain of the Company that results from any action taken on the Closing Date by the Company at the direction of the Sellers, will be allocated to the Pre-Closing Tax Period.

(c)                                  Responsibility for Filing Tax Returns.  Because the Company is disregarded as separate from Holdings for federal and state income Tax purposes, the parties do not expect the Company to be required to file Returns for such purposes (but do expect the Company to be required to file Tax Returns for other Tax purposes) after the Closing Date for any period (or portion of any period) ending on or before the Closing Date.  The Buyer shall prepare and file all Tax Returns for the Company which relate to any taxable periods which began on or before the Closing Date, and which are required to be filed after the Closing Date.  Prior to filing any such Return, the Buyer will permit the Seller to review and comment on (but shall not require the Seller’s consent before filing) such Return.

(d)                                 Purchase Price Allocation.

(i)                                     The parties acknowledge that, because the Company is disregarded as separate from the Seller for federal, state and local income Tax purposes, the sale of the Membership Interests to the Buyer will be characterized, for such purposes, as a sale of the assets, subject to the liabilities, of the Company for the Purchase Price.  The Purchase Price, liabilities of the Company and other relevant items (including, for example and without limitation, any adjustments or additions to the Purchase Price pursuant to Sections 1.03 or 7.02 of this Agreement) shall be allocated among the Company’s assets deemed to have been acquired in accordance with the purchase price allocation schedule attached hereto as Exhibit A (“Purchase Price Allocation Schedule”).  Buyer shall revise the Purchase Price Allocation Schedule to reflect (i) the Final Closing Cash Purchase Price and (ii) any post-Closing payment made pursuant to, or in connection with, this Agreement and notify Sellers’ Representative of such revision within 60 days after the Final Closing Cash Purchase Price is finally determined.  To the extent permitted by the Code, the Treasury Regulations thereunder, or other applicable Tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price, and to the extent that such adjustments do not relate to any specific asset classification, shall be allocated to goodwill.  The Purchase Price Allocation Schedule will be binding on all of the parties to this Agreement, and the parties agree to act (and cause their respective Affiliates to act) in accordance with the Purchase Price Allocation Schedule in the preparation, filing and audit of any Tax Return, and not to take (or permit any of their Affiliates to take) any Tax position inconsistent with the Purchase Price Allocation Schedule.

(ii)                                  In reporting gain on the deemed sale of any asset to which any of the Purchase Price (or liabilities of the Company or other relevant items) is allocated pursuant to this Section 7.01(d) for any income Tax purpose, Seller shall allocate and apportion such gain in accordance with the factors shown on, and otherwise consistent with, the attached Purchase Price Allocation Schedule.  Without limiting the foregoing, Seller shall report the sale of the Company as a sale of an entity, rather than as a sale of assets, for purposes of Philadelphia and Brookhaven municipal income Tax and, accordingly, shall source none of such gain to (and shall report none of such gain as taxable in) Philadelphia or Brookhaven.  Seller shall take no position in any audit by or proceeding with any Taxing Authority inconsistent with any Tax Return filed in accordance with this Section 7.01(d)(ii).  Buyer shall have the right to control any such audit or other proceeding, and Seller shall not settle any such audit or other proceeding without Buyer’s consent, which shall not be unreasonably withheld.  In the event that any Taxing Authority prevails in asserting any contrary position, Buyer shall indemnify Seller from and against any additional Tax that Seller or any of the Principals may incur as a result, together with a gross up amount to compensate Seller and the Principals for any net, additional income Tax to them on Buyer’s payment of or reimbursement for such Taxes.  If any such audit or subsequent proceeding which may lead to such a determination is not otherwise a Tax Contest, then Buyer shall have the right to participate in such audit or other proceeding as though it were a Tax Contest or, at Buyer’s election, the right to control such audit or subsequent proceeding.

(e)                                  Cooperation on Tax Matters.  Each party hereto will, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, determining a Liability for Taxes or in conducting any audit or other Action in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant

Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  The Sellers shall turn over to Buyer all Tax Returns, schedules and work papers, and all material records and other documents in their possession, relating to Taxes of any member of the Company Group.

(f)                                   Tax Sharing Agreements.  All Tax sharing agreements or similar agreements and powers of attorney with respect to or involving any member of the Company Group shall be terminated as of the Closing Date and, after the Closing Date, such member of the Company Group shall not be bound thereby or have any Liability thereunder.

(g)                                  Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.  Notwithstanding the foregoing, if such Tax Returns are not filed when due, then Buyer shall have the right to prepare and file, at Sellers’ expense, such Tax Returns.

(h)                                 Tax Proceedings.  The right of Sellers’ Representative to participate in or control any contest with any Taxing Authority over any Tax of any member of the Company Group for any Pre-Closing Tax Period (a “Tax Contest”) shall be governed by the provisions of Section 8.05, provided, however, that (notwithstanding any contrary provision of Section 8.05) Sellers’ Representative shall not have the right to control any such Tax Contest if (i) the outcome of such Tax Contest may adversely affect the Tax liability of any member of the Company Group, Buyer or any Affiliate of any of them for any period ending after the Closing Date, (ii) the Sellers fail, within ten business days after Sellers’ Representative is notified of such Tax Contest, to verify to Buyer in writing that the Sellers have the obligation to indemnify Buyer hereunder with respect to any Losses or Taxes related to or arising out of such Tax Contest, (iii) Buyer reasonably determines that there is a material risk that Buyer will not be able to collect from the Sellers the amount of Tax (plus any applicable interest and penalties) that may, in the event of an adverse resolution of the Tax Contest, be determined to be due and owing, or (iv) in the reasonable judgment of Buyer, Sellers’ Representative has failed or ceased diligently to defend against the adjustment in Tax proposed in such Tax Contest.  With respect to any Tax Contest that it controls, Sellers’ Representative (A) shall give prompt notice to Buyer of any Tax adjustment proposed in writing pursuant to such Tax Contest, including, without limitation, the right to participate in conferences with Taxing Authorities and submit pertinent material in support of Buyer’s position, (B) shall otherwise afford Buyer a reasonable opportunity to participate, at Buyer’s expense, in the conduct of such Tax Contest, and (C) shall not settle such Tax Contest without Buyer’s written consent, which shall not be unreasonably withheld.

7.02                        Treatment of Indemnification Payments.

Each party will treat all payments made pursuant to this ARTICLE VII as adjustments to the Purchase Price for all purposes.

7.03                        Other Rights and Remedies Not Affected.

The indemnification rights under this ARTICLE VII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant contained in this Agreement on the party of any party hereto, including, without limitation, the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

7.04                        Overlap.

To the extent that any obligation or responsibility pursuant to ARTICLE VII may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII.
INDEMNIFICATION

8.01                        Survival.

All representations, warranties, covenants, and other agreements contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement, shall survive the Closing as follows:

(a)                                 All Fundamental Representations, covenants, and other agreements shall not terminate and will survive the Closing indefinitely.

(b)                                 All Extended Exposure Representations shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period associated with such Liabilities in question (after giving effect to any waivers and extensions thereof).

(c)                                  All Standard Representations shall survive the Closing until 18 months following the Closing.

8.02                        Indemnification by the Sellers.

(a)                                 Each Seller shall, jointly and severally, indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred Buyer, each member of the Company Group, and each of their respective Affiliates, Subsidiaries, Related Persons, employees, agents, representatives, successors and assigns (the “Buyer Indemnitees”) for, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitees in connection with, or otherwise relating to:

(i)                                     the failure of any representation, warranty, or other statement by any Seller or any member of the Company Group contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement, to be true and correct in all respects as of the Closing Date;

(ii)                                  any breach of any covenant or other agreement by any Seller or any member of the Company Group contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement;

(iii)                               any Sellers’ Expenses and any Indebtedness, in each case to the extent not included in the calculation of the Final Closing Cash Purchase Price; and

(iv)                              all matters disclosed on Schedule 8.02(a)(iv).

provided that (A) this Section 8.02 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 7.01, and (B) for purposes of this Section 8.02, the representations and warranties contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

(b)                                 The Sellers shall not be liable for any Loss or Losses pursuant to Section 8.02(a)(i) (“Buyer Warranty Losses”) (other than with respect to Fundamental Representations and Extended Exposure Representations) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $500,000 (the “Deductible”), in which case the Sellers shall be liable for all Buyer Warranty Losses in excess of the Deductible, and (ii) to the extent that Buyer Warranty Losses exceed $11,250,000 (the “Cap”) in the aggregate.  The Sellers shall not be liable for any Buyer Warranty Losses with respect to Extended Exposure Representations to the extent that such Buyer Warranty Losses exceed the Purchase Price.  Nothing contained in this Section 8.02(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud, intentional misrepresentation or misconduct, criminal activities, or any Losses pursuant to Sections 7.01, 8.02(a)(ii), 8.02(a)(iii) or 8.02(a)(iv).

8.03                        Indemnification by Buyer.

(a)                                 Buyer shall indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred each Seller, its Affiliates, and their respective Related Persons, employees, agents, representatives, successors and assigns (the “Seller Indemnitees”) for, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitees in connection with, or otherwise relating to:

(i)                                     the failure of any representation, warranty, or other statement by Buyer contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement, to be true and correct in all respects as of the Closing Date; and

(ii)                                  any breach of any covenant or other agreement by Buyer contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement.

(b)                                 Buyer shall not be liable for any Loss or Losses pursuant to Section 8.03(a)(i) (“Seller Warranty Losses”) (other than with respect to Fundamental Representations) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds the Deductible, in which case Buyer shall be liable for all Seller Warranty Losses in excess of the Deductible, and (ii) to the extent that Seller Warranty Losses exceed the Cap in the aggregate.  Buyer shall not be liable for any Seller Warranty Losses with respect to Fundamental Representations to the extent that such Seller Warranty Losses exceed the Purchase Price. Nothing contained in this Section 8.03 shall be deemed to limit or restrict in any manner any rights or remedies which any Seller has, or might have, at Law, in equity or otherwise, based on fraud, intentional misrepresentation, or any Losses pursuant to Section 8.03(a)(ii).

8.04                        Time Limitations.

(a)                                 The Sellers shall have liability under Section 8.02 with respect to a breach of an Extended Exposure Representation or a Standard Representation only if the Buyer Indemnitee notifies Sellers’ Representative of a claim (specifying the factual basis of the claim in reasonable detail to the extent known by such Buyer Indemnitee) on or before the expiration date of the applicable survival period set forth in Section 8.01 that relates to the alleged breached representation or warranty in question.

(b)                                 Buyer shall have liability under Section 8.03 with respect to a breach of a Standard Representation only if the Seller Indemnitee notifies Buyer of a claim (specifying the factual basis of the claim in reasonable detail to the extent known by such Seller Indemnitee) on or before the expiration date of the applicable survival period set forth in Section 8.01 that relates to the alleged breached representation or warranty in question.

8.05                        Indemnification Procedures for Third Party Claims.

(a)                                 In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE VIII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim.  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.  Notwithstanding the foregoing, in the case of any Seller, Sellers’ Representative shall act on behalf of such Sellers for the purposes of this Section 8.05 and any actions taken (or not taken) by Sellers’ Representative on behalf of any such Seller shall be binding on such Seller as an Indemnitor or Indemnitee, as the case may be, hereunder.  All notices to any Seller under this Section 8.05 may be provided by Buyer to Sellers’ Representative in lieu of providing such notice to any specific Seller.

(b)                                 Subject to the further provisions of this Section 8.05, the Indemnitor will have ten days (or less if the nature of the Third Party Claim requires) from the date on which the

Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c)                                  The Indemnitor will not be entitled to assume the Third Party Defense if:

(i)                                     the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii)                                  the Third Party Claim relates to or arises in connection with any criminal Action, indictment, allegation or investigation;

(iii)                               the Third Party Claim relates to or arises in connection with any Action relating to Environmental and Safety Requirements;

(iv)                              under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(v)                                 the Third Party Claim involves a material customer or supplier of any member of the Company Group;

(vi)                              the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vii)                           the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(viii)                        the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d)                                 If by reason of the Third Party Claim, a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e)                                  If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim.  The Indemnitor will not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitee; provided, that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person, and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor.  The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim.  So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).  If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f)                                   In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 8.05, or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.05, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate.  Notwithstanding any provision to the contrary, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this ARTICLE VIII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g)                                  Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all Confidential Information and the attorney-client and work-product privileges.

8.06                        Indemnification Procedures for Non-Third Party Claims.

In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give written notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.  Notwithstanding the foregoing, in the case of any Seller, Sellers’ Representative shall act on behalf of such Sellers for the purposes of this Section 8.06 and any actions taken (or not taken) by Sellers’ Representative on behalf of any such Seller shall be binding on such Seller as an Indemnitor or Indemnitee, as the case may be, hereunder.  All notices to any Seller under this Section 8.06 may be provided by Buyer to Sellers’ Representative in lieu of providing such notice to any specific Seller.

8.07                        Contingent Claims.

Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

8.08                        Effect of Investigation; Waiver.

(a)                                 An Indemnitee’s right to indemnification, payment, reimbursement or other remedies based upon any representation, warranty, covenant or agreement of the Indemnitor will not be affected by any investigation (including any environmental investigation or assessment) conducted, any Knowledge acquired at any time (whether obtained prior to or after the Closing Date), or any waiver by the Indemnitee of any condition, with respect to the accuracy or inaccuracy of any representation or warranty of, or compliance with, such representation, warranty, covenant or agreement.  Such representations, warranties, covenants, and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.  The representations and warranties and indemnification rights associated therewith are meant to allocate risk among the parties, and, therefore, any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)                                 Each Seller acknowledges and agrees that, upon and following the Closing, no member of the Company Group shall have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder.  No Seller will have a right of contribution, indemnification, or any other form of remuneration against any member of the Company Group in respect of such indemnification or other claim under such member of the Company Group’s organizational documents or otherwise.

8.09                        Recourse.

Any claims for indemnification under Section 8.02 shall be satisfied (a) first, at a Buyer Indemnitee’s option, by (i) asserting such claim against the Escrow Amount or (ii) setting off against any amounts owed to Sellers under this Agreement, and (b) second, following the exhaustion of funds in the Escrow Account, by asserting such claim directly against any Seller.  No Seller shall be liable for Losses with respect to the representations and warranties contained in ARTICLE III to the extent that such representations and warranties relate to another Seller, nor shall any Seller have any Liability for the fraudulent acts of any other Seller or for the failure of another Seller to perform any of the obligations, covenants or agreements to be performed or complied with by such other Seller under this Agreement or any other documents entered into in connection with or pursuant to this Agreement, it being understood that all such representations, warranties, obligations, covenants and agreements are being made individually by each Seller, and not on a joint and several basis.  Nothing in this Section 8.09 shall limit the Buyer’s rights to specific performance and other equitable remedies.

8.10                        Insurance.

The foregoing indemnification obligations shall be net of any insurance proceeds actually received by Buyer (or the Company Group) from a third-party insurance company under policies for which premiums have been paid by any member of the Company Group prior to Closing, less expenses and increases in premiums.  To avoid duplication, a Buyer Indemnitee shall not be entitled to recover an indemnification payment under Section 8.02 for a Loss to the extent such Loss has already been included in the calculation of the Final Closing Cash Purchase Price.

8.11                        Exclusive Remedy.

Notwithstanding anything to the contrary herein, except in the case of fraud, criminal actions or willful knowing or intentional misconduct or intentional misrepresentations, the indemnification provisions of this ARTICLE IX will be the sole and exclusive remedies following Closing for any and all breaches or alleged breaches of any representation, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.  Nothing, however, shall limit the Buyer’s rights to specific performance or other equitable remedies.

ARTICLE IX.
SELLERS’ REPRESENTATIVE

9.01                        Designation.

Steven L. Burman (“Sellers’ Representative”) is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by Sellers’ Representative.

9.02                        Authority; Successor.

(a)                                 Authority.  Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints Sellers’ Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement (including the full power and authority on such Seller’s behalf) (i) to consummate the transactions contemplated herein, (ii) to disburse any funds received hereunder to such Seller and each other Seller, (iii) to endorse and deliver any certificates or instruments representing the Membership Interests and execute such further instruments of assignment as Buyer shall reasonably request, (iv) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (v) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vi) to agree upon the Estimated Closing Cash Purchase Price, (vii) to object on behalf on each of the Sellers with respect to any disagreements or disputes relating to the Final Closing Cash Purchase Price, (viii) to give and receive all notices and communications to be given or received under this Agreement and the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement, including service of process in connection with any litigation, (ix) to act for such Sellers with regard to matters pertaining to indemnification referred to herein or the Escrow Agreement, including, without limitation, the power to compromise on behalf such Seller of any claim made by such Seller, to bring, respond to, and transact matters of litigation, (x) to execute and deliver on behalf of each Seller all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents Sellers’ Representative deems appropriate in connection with responding to, compromising or settling any claims made by a Seller, (xi) to receive funds for, and cause the disbursement of funds from, the Escrow Account (as defined in the Escrow Agreement), and (xii) to do or refrain from doing each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller.  All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  Each Seller agrees that Buyer shall be entitled to rely on any action taken by Sellers’ Representative, on behalf of such Seller, pursuant to this Section 9.02 (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.  Sellers’ Representative shall not be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement.  Sellers’ Representative may consult with legal counsel, independent public accountants or other experts selected by him, her, or it and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts.  By executing and delivering this Agreement, each Seller agrees that it shall indemnify (based on such Seller’s Pro Rata Share) and hold Sellers’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his, her, or its duties under this Agreement, except such that arises from the gross negligence, willful misconduct or fraud of Sellers’ Representative.

(b)                                 Successor.  Within 15 days after the death, incapacity or resignation of Sellers’ Representative, or his, her, or its successor as Sellers’ Representative, a majority-in-interest of the holders of the Membership Interests immediately prior to the Closing shall appoint a successor Sellers’ Representative, and if a majority-in-interest of the holders of the Membership Interests immediately prior to the Closing fail to so appoint a successor Sellers’ Representative within such period, then Buyer may appoint an independent third party which is not an Affiliate of Buyer as the successor Sellers’ Representative by written notice to a majority-in-interest of the holders of the Membership Interests immediately prior to the Closing, which third party shall become the successor Sellers’ Representative.

ARTICLE X.
DEFINITIONS

10.01                 Definitions.

For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“204(h) Notice” has the meaning set forth in Section 6.08(b).

“Action” means any claim, action, cause of action, suit, demand, lawsuit, arbitration, inquiry, audit, notice of violation, litigation, citation, summons, subpoena, hearing, public meeting or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity and whether or not such matter is before a Governmental Entity or any other Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person.

“Agreement” has the meaning set forth in the preamble.

“Authorized Action” has the meaning set forth in Section 9.02(a).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program, nonqualified deferred compensation plan, severance or similar arrangement of any kind that applies to current or former employees or directors (or their spouses or dependent children) of any member of the Company Group that any member of the Company Group maintains, to which any member of the Company Group contributes or has any obligation to contribute, or with respect to which any member of the Company Group has any Liability or potential Liability.

“BMI” has the meaning set forth in Section 6.03(c).

“BPI” has the meaning set forth in Section 6.03(c).

“Bridgewater Distribution Agreement” means that certain Distribution Agreement by and between the Company and Holdings.

“Brookhaven Lease Agreement” means that certain amended and restated commercial lease agreement, dated as of the date hereof, between the Company and Demetrios and Lucille Paffas.

“Business” means the business of filling prescriptions for Specialty Drugs and providing associated patient care and support related therewith and all other business conducted or proposed to be conducted by any member of the Company Group as of the Closing.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Michigan are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Buyer Warranty Losses” has the meaning set forth in Section 8.02(b).

“Cap” has the meaning set forth in Section 8.02(b).

“Cash on Hand Adjustment Amount” means an amount, if any, equal to all unrestricted cash on hand of the Company Group as of immediately prior to the Closing.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Indebtedness” means the sum of all Indebtedness of the Company Group as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 1.03(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Funding Contribution” has the meaning set forth in Section 6.08(c).

“Company Group” means the Company and the Company Subsidiaries.

“Company Subsidiary” means each direct or indirect Subsidiary of the Company, including PharmTrack, LLC and Burman’s Media Pharmacy, LLC.

“Company Subsidiary Equity Interests” has the meaning set forth in Section 4.03(b).

“Compliance Program” has the meaning set forth in Section 4.17(a).

“Confidential Information” means any information that has value to any member of the Company Group and is not generally known to its competitors, including client lists and information, design details, technical information and specifications, marketing techniques, plans and procedures, instruction manuals, know-how, trade secrets, information concerning market conditions, marketing and business information generally, scientific information, financial information, price policies and other material of whatever description regarding the products, services, affairs, businesses or method of carrying on business of any member of the Company Group.

“Contract” means any oral or written agreement, instrument, license, document, lease, employee benefit or welfare plan or other business or commercial arrangement or commitment (in each case, including any extension, renewal, amendment or other modification thereof) to which such Person is a party or by which such Person is bound.

“Deductible” has the meaning set forth in Section 8.02(b).

“Defined Contribution Plans Termination of Participation” has the meaning set forth in Section 6.09.

“Dispute Notice” has the meaning set forth in Section 1.03(a).

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as such term is defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as such term is defined in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 2.02(b)(vii).

“Environmental and Safety Requirements” means all Laws and all obligations concerning occupational or public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of Hazardous Substances, each as amended and as now or hereafter in effect.

“Environmental Lien” means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any Liability arising under Environmental and Safety Requirements.

“Environmental Permits” is defined in Section 4.21(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” with any member of the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.02(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.02(a)(i).

“Escrow Amount” has the meaning set forth in Section 2.02(a)(i).

“Estimated Closing Cash Purchase Price” has the meaning set forth in Section 1.02(b).

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended and the rules and regulations promulgated thereunder.

“Extended Exposure Representations” means those representations and warranties set forth in Sections  4.19 (Compliance with Laws) and 4.21 (Environmental Matters).

“Final Closing Cash Purchase Price” has the meaning set forth in Section 1.03(a).

“Financial Statements” has the meaning set forth in Section 4.05.

“Flow of Funds” has the meaning set forth in Section 2.02(a)(iv).

“Fundamental Representations” means those representations and warranties set forth in Sections 3.01 (Organization and Authority), 3.03 (Ownership of the Membership Interests), 3.04 (Sellers’ Broker), 4.01 (Organization and Authority), 4.02 (Authorization), 4.03 (Capitalization; Subsidiaries), 4.04 (Absence of Conflicts), 4.08 (Tax Matters), 4.15 (Employee Benefit Plans), 4.20 (Affiliate Transactions), 4.22(a) (Tangible Assets; Title), 4.34 (Company Broker), 5.01 (Organization and Power), 5.02 (Authorization), and 5.04 (Buyer’s Broker), and the covenants set forth in ARTICLE VII (Tax Matters).

“GAAP” means United Stated generally accepted accounting principles, consistently applied.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Programs” has the meaning set forth in Section 4.16(a).

“Hazardous Substances” means any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise or electromagnetic radiation or any other substance which is or may be harmful to human health or the environment or which is regulated, limited or prohibited under any Environmental and Safety Requirement.

“Health Care Permits” means all permits, licenses, registrations, certificates or certificates of need, orders, qualifications, authorizations, consents, accreditations, rights, authorizations, approvals and other rights required by any Governmental Entity or other Person that are applicable to health care service providers providing the items and services that any member of the Company Group provides, which shall include all Medicare, Medicaid and TRICARE provider agreements, certificates of need, certifications, governmental licenses, health care licenses, permits, regulatory agreements or other material agreements and improvements, including certificates of operation, completion and occupancy, and state licenses or other licenses required by health care Governmental Entities, including approved provider status in any Government Program or private program in which any member of the Company Group participates.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. Law 104-191), as amended from time to time.

“HITECH” means the Health Information Technology for Economic Clinical Health Act, Division A, Title XIII § 1301 et. seq. of the American Recovery and Reinvestment Act of 2009, as amended from time to time.

“Holdings” has the meaning set forth in the preamble.

“Indebtedness” of any Person, means, without duplication, the sum of (i) all obligations of such Person for borrowed money and any accrued interest, prepayment premiums, or other obligations related thereto, (ii) all obligations of such Person for evidenced by bonds, debentures, notes, or similar instruments, (iii) all obligations of such Person under conditional sale or title retention agreements relating to any property or assets purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price for property or services (other than trade accounts payable), including, without limitation, any earn-out or similar payment obligations, (v) all obligations of such Person as lessee under any capital leases, (vi) all obligations of such Person under any interest rate swap agreements or interest rate hedge agreements, (vii) obligations, whether contingent or liquidated, in respect of letters of credit (including standby and commercial), bankers’ and similar instruments, (viii) all other liabilities of such Person that are not current liabilities under GAAP, (ix) all obligations secured by an Lien on any assets of the Company Group, (x) all negative cash or overdraft balances, (xi) all unpaid Taxes of such Person for all Pre-Closing Tax Periods, (xii) any interest, principal, prepayment penalty, fees, or expenses of such Person relating to any of the foregoing, and (xiii) any obligation of such Person, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Knowledge” means, (x) in the case of a Person that is an individual, the actual knowledge as of the Closing Date of such individual after due inquiry, and (y) in the case of a Person that is not an individual, knowledge of the shareholders, members, partners, directors, managers, officers, trustees, or other individuals that have a similar position or similar powers and duties as the shareholders, members, partners, directors, managers, officers, or trustees of such Person, in each case after due inquiry has been performed by such individuals.

“Law” means all federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements, fixtures or other interest in real property held by the Company Group.

“Leases” means all real property leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, to which any member of the Company Group is a party, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any member of the Company Group thereunder.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien (whether voluntary, involuntary, statutory, or other), option, pledge, hypothecation, preference, priority, security interest, mortgage, right of way, easement, encroachment, servitude, conditional sale or other title retention arrangement, security or other deposits, right of first option, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Losses” means any loss, Liability, obligation, Action, damage, deficiency, Tax, judgment, award, assessment, diminution of value, penalty, fine, cost or expense or whatever kind, in each case, whether or not arising out of third party claims (including interest, penalties, reasonable legal, consultant, accounting, and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees, all amounts paid in investigation, defense or settlement of any of the foregoing, and all amount paid in connection with enforcing such Person’s indemnification rights hereunder).

“Made Available” means with respect to any document or information, that the same has been made available or otherwise accessible to Buyer as of the Closing Date by means of the virtual data room established by the Company Group to which Buyer had access and notification rights at least three (3) Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any effect, condition or change that would be materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company Group, taken as a whole, or on the ability of any Seller or any member of the Company Group to consummate timely the transactions contemplated hereby and by the other documents contemplated under this Agreement, or any other effect, condition or change that would materially impair any member of the Company Group’s ability to operate in the ordinary course or achieve its projected financial results or budget in any material respect (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has Knowledge of such effect or change on the date hereof).

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” means an employee pension benefit plan that is defined in ERISA Sections 3(37) or 4001(a)(3).

“Net Working Capital” means, as of any date of determination, (A) the sum of the following current assets of the Company: accounts receivable, inventory, prepaid expense — AB and prepaid expense — Other, minus (B) the sum of the following current liabilities of the Company: accounts payable, accrued payroll, accrued profit sharing and accrued expenses, as of such date, calculated in accordance with GAAP applied on a consistent basis and without duplication.

“Net Working Capital Adjustment Amount” means, as of the Closing Date, (A) if the Net Working Capital at Closing exceeds the Target Net Working Capital, an amount equal to (i) the Net Working Capital at the Closing, minus (ii) the Target Net Working Capital, (B) if the Net Working Capital at Closing is less than the Target Net Working Capital, an amount equal to (i) the Net Working Capital at the Closing, minus (ii) the Target Net Working Capital, or (C) if the Net Working Capital at Closing is equal to the Target Net Working Capital, an amount equal to $0.00.

“Neutral Accountant” has the meaning set forth in Section 1.03(c).

“Notice of Claim” has the meaning set forth in Section 8.05(a).

“Pension Plan” has the meaning set forth in Section 6.08(a).

“Pension Plan Freeze” has the meaning set forth in Section 6.08(a).

“Pension Plan Termination” has the meaning set forth in Section 6.08(d).

“Pension Plan Termination Costs” has the meaning set forth in Section 6.08(e).

“Permits” means all permits, licenses, approvals, consents, waiver, authorizations, registrations, certificates, certificates of need, operating rights, variances and similar rights obtained, or required to be obtained, from Governmental Entities, including without limitation all Health Care Permits.

“Permitted Liens” means:  (a) statutory liens for Taxes not yet due; and (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the ordinary course of business and which are not, individually or in the aggregate, material to the Company and are not resulting from a breach, default or violation by any member of the Company Group or any Seller of any Contract or Law.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

“Plan” has the meaning set forth in Section 4.08(l).

“Plan Sponsor” has the meaning set forth in Section 6.08(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods and portions.  If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Tax Period.

“Principals” has the meaning set forth in the preamble.

“Prohibited Transaction” is defined in ERISA Section 406 and Code Section 4975.

“Pro Rata Share” has the meaning set forth in Section 1.03(d).

“Proprietary Rights” means all rights or interests, whether as an owner, licensor, licensee or otherwise, along with all income, royalties, damages and payments due or payable at the Closing Date or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures, inventions, industrial designs and models (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith, (c) copyrights, registered or unregistered, database rights and works of authorship, (d) mask works, (e) rights of publicity and privacy relating to the use of names, likenesses, voices, signatures and biographical information of natural persons, (f) all registrations, applications and renewals for any of the foregoing, (g) trade secrets and Confidential Information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information), (h) software, all rights with respect to computer software and software systems (including data, data compilations, codes, annotations, databases and related documentation), (i) websites, including public and non-public websites, intranet sites and FTP sites, (j) other proprietary rights, (k) rights of personality used in the Business, (l) licenses, license agreements, coexistence agreements, consent agreements, agreements to assign or other agreements to or from third parties regarding the foregoing, (m) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on Schedule 4.10(a), (n) all internet domain names, telephone numbers, and telephone directory listing, and (o) all moral rights or rights of attribution or integrity in any of the foregoing.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 7.01(d).

“Real Property” means the owned Real Property and the Leased Real Property.

“Related Person” means (A) with respect to an individual: (i) each other member of such individual’s nuclear family, (ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s nuclear family, (iii) any Person in which members of such individual’s nuclear family hold (individually or in the aggregate) a material interest, and (iv) any Person with respect to which one or more members of such individual’s nuclear family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity), and (B) with respect to a Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person, (ii) any Person that holds a material interest in such specified Person, (iii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a material interest, and (v) any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).

“Released Claims” has the meaning set forth in Section 6.05(a).

“Released Parties” has the meaning set forth in Section 6.05(a).

“Releasing Parties” has the meaning set forth in Section 6.05(a).

“Relevant Group” means any affiliated, combined, consolidated, unitary or other group for Tax purposes, including (without limitation) an affiliated group of corporations within the meaning of Section 1504 of the Code.

“Restricted Area” has the meaning set forth in Section 6.03(b).

“Restricted Party” has the meaning set forth in Section 6.03(a).

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Retained Entities” has the meaning set forth in Section 6.03(c).

“Review Period” has the meaning set forth in Section 1.03(a).

“Reviewed Financial Statements” has the meaning set forth in Section 4.05.

“Sale Bonuses” means the sale bonuses due and payable to the employee(s) of the Company in connection with the Closing as set forth on Schedule 10.01.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8.03(a).

“Seller Warranty Losses” has the meaning set forth in Section 8.03(b).

“Sellers’ Expenses” means i) fees or expenses, incurred or payable by the Sellers or the Company Group to (A) outside accountants, investment bankers, brokers, finders or other advisors, professionals or consultants incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, and (B) any other fees or expenses owed or owing by the Sellers or the Company Group to any outside advisors (including McCarthy Weidler P.C. and any other attorneys engaged by the Sellers in connection with this Agreement and the transactions and other agreements contemplated by this Agreement) in connection with the negotiation, preparation and execution of this Agreement and the other agreements and documents contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions and other agreements contemplated by this Agreement and (ii) any sale bonus, success, retention, change of control, severance or other payment incurred or payable by the Company Group or any of their Affiliates as a result of the consummation of the transactions contemplated by this Agreement, including the Sales Bonuses, together with the employer portion of any employment Taxes payable in respect of the foregoing (for this purpose and all other purposes of this Agreement, calculated as if any such amounts were to be paid on December 31, 2015 and assuming no change in the rate of annual compensation of the employee), each to the extent unpaid as of the Closing.

“Sellers’ Representative” has the meaning set forth in Section 9.01.

“Service Liability Claims” means all Liabilities of the Company Group resulting from or under (i) any warranty made or allegedly made by any member of the Company Group prior to the Closing Date with respect to any product it distributes or uses or any services it renders (“Business Products”), (ii) any alleged defect in, non-performance or deficiency of any nature in any Business Product sold or provided (as applicable) prior to the Closing Date, or (iii) any injury to person or property caused or alleged to be caused to any degree by any Business Product sold or provided (as applicable) prior to the Closing Date.

“Specialty Drugs” means pharmaceutical products that are typically administered on a recurring basis to treat patients with complex chronic diseases and have special shipping, handling and/or administration requirements.

“Standard Representations” means all representations and warranties contained in this Agreement, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement (other than the Fundamental Representations and the Extended Exposure Representations).

“Seller” and “Sellers” each have the meaning set forth in the preamble.

“Stock” means common stock, no par value, of Buyer.

“Stock Consideration” means a number, rounded to the nearest whole share, equal to the quotient of (x) $10,000,000, divided by (y) the Stock Price.

“Stock Price” means $39.52.

“Straddle Period” has the meaning set forth in Section 7.01(b).

“Subscription Agreements” means those certain Subscription Agreements, dated as of the date hereof, executed by the each of Holdings and Paul Urick and Buyer, issuing the Stock Consideration to Holdings and Paul Urick (in book-entry form).

“Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Systems” has the meaning set forth in Section 4.11(a).

“Target Net Working Capital” means $3,000,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fee, levy or other charge of any kind whatever imposed by any Governmental Entity, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of a Relevant Group and (iii) any Liability for or in respect of the payment of any amount of a type described in clause (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

“Tax Contest” has the meaning set forth in Section 7.01(h).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Law relating to any Taxes.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Defense” has the meaning set forth in Section 8.05(b).

“Transition Coverage” has the meaning set forth in Section 6.10.

“Transition Coverage Group” has the meaning set forth in Section 6.10.

“Welfare Benefit Plans Termination of Participation” has the meaning set forth in Section 6.11.

10.02                 Interpretation.

(a)                                 For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b)                                 Unless the context otherwise requires, references herein:

(i)                                     to the singular includes the plural and vice versa;

(ii)                                  to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

(iii)                               to a gender includes the other gender;

(iv)                              to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct;

(v)                                 to all accounting terms will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP;

(vi)                              to Articles, Sections, schedules and exhibits mean the Articles and Sections of, and schedules and exhibits attached to, this Agreement;

(vii)                           to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof;

(viii)                        to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and

(ix)                              to any section or other provision of any Law means that provision of such Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;

(c)                                  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

(d)                                 This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted by it will not apply to any construction or interpretation of this Agreement.  The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(e)                                  The headings and captions contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.01                 Amendment and Waiver.

This Agreement may be amended, or any provision of this Agreement may be waived; provided, that any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Sellers’ Representative and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived.  No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

11.02                 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy or sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to any Seller and Buyer shall be sent to the addresses indicated below:

Notices to the Sellers:

SLB Holdings, Inc.

1064 Tyler Drive

Newtown Square, PA 19073

Attn: Steven L. Burman

with a copy to:

(which shall not constitute notice to the Sellers)

McCarthy Weidler P.C.

1515 Market Street, Suite 1200

Fax No. (215) 754-4271

Email: gmccarthy@mccarthypc.com

Attn: Gary J. McCarthy

Notices to Buyer:

Diplomat Specialty Pharmacy, Inc.

4100 South Saginaw

Flint, Michigan 48507

Fax: 810-282-0187

Attn: Phil Hagerman, Sean Whelan and Ryan Ruzziconi

with a copy to:

(which shall not constitute notice to Buyer):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan  48226

Fax Number: (313) 465-7393

Attn: Michael D. DuBay

11.03                 Expenses.

Each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the other documents to be delivered in connection therewith, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other documents to be delivered in connection therewith; provided, however, that subject to Sections 1.02(a) and 8.02(a)(iii), any expenses or charges of Sellers in connection with the preparation, negotiation, execution and delivery of this Agreement and the other documents to be delivered in connection therewith or any offering or marketing materials and the consummation of the Closing and the other transactions contemplated by this Agreement, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses, may be paid by the Company Group.

11.04                 Assignment and Successors.

(a)                                 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller without the prior written consent of Buyer.  Any purported assignment of rights or delegation of obligations in violation of this Section 11.04 will be void.

(b)                                 Buyer may, in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of its Affiliates, and Buyer may, in its sole discretion, direct the Sellers to convey the Membership Interests, in whole or in part, to one or more of its Affiliates.  Buyer may assign this Agreement and its rights and obligations hereunder, including its rights and obligations under any document executed in connection herewith, in whole or in part, in connection with a merger or consolidation involving Buyer or in connection with a sale of any limited liability company interests or assets of Buyer or its Affiliates or other disposition of all or any portion of the Business.  Buyer may assign any and all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

11.05                 No Waiver.

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party, (ii) a waiver given by a party will only be applicable to the specific instance for which it is given, and (iii) no notice to or demand on a party will (x) waive or otherwise affect any obligation of that party or (y) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.06                 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

11.07                 Further Assurances.

The parties will (i) execute and deliver to each other such other documents, and (ii) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the transactions contemplated hereunder, and the documents to be delivered pursuant to this Agreement.

11.08                 Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including, without limitation, the letter of intent, dated as of April 8, 2015, by and among Diplomat Pharmacy, Inc., the Company and the Sellers).

11.09                 No Referrals.

Nothing in this Agreement shall be construed to require any member of the Company Group, the Sellers or Buyer or their respective Affiliates to make referrals of patients to one another or any related Person as a result of, or in exchange for, this Agreement or any document executed in connection herewith.  No payment to be made under this Agreement or any document executed in connection herewith shall be in return for the referral of patients to, or in return for the arranging for, ordering, purchasing or leasing of products or services from any of the parties, or from any related Person thereof, in violation of applicable Law, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b).

11.10                 Remedies Cumulative.

Except as otherwise expressly set forth in this Agreement, the parties agree that following the Closing the sole and exclusive remedy for money damages relating to or arising under this Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in ARTICLE VIII and, in furtherance of the foregoing exclusive remedy, it is expressly understood that the party seeking a claim for money damages hereunder shall pursue such claim solely under and pursuant to the indemnification provisions of ARTICLE VIII, and accordingly shall be subject to the procedures, limitations, payment terms, exclusions and caps set forth in ARTICLE VIII and such party shall not take any action against the other party to circumvent the exclusivity of the remedies hereunder, such as, by way of illustration, filing an action for contribution in an environmental proceeding or joining a party as a third party defendant or otherwise in a lawsuit or other proceeding of any type initiated by any other Person.

11.11                 Counterparts; Electronic Signatures.

(a)                                 This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b)                                 A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement or an image of which shall have been transmitted electronically, will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

11.12                 Governing Law.

The Law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules attached hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.13                 Consent to Jurisdiction.

Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Michigan, for the purposes of any Action arising out of this Agreement or any transaction contemplated by this Agreement.  Each party agrees to commence any such Action either in such courts.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.13.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the United Stated District Court for the Eastern District of Michigan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.14                 No Third Party Beneficiaries.

Other than the Indemnitees and the parties and their permitted assigns, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

(signature pages follow)

IN WITNESS WHEREOF, the parties have caused this Membership Interest Purchase Agreement to be executed as of the date first written above.

BUYER:

DIPLOMAT PHARMACY, INC.

By:	/s/ Philip R. Hagerman
Name: Philip R. Hagerman
Title: Chief Executive Officer

[Signatures to Membership Interest Purchase Agreement continue on following page]

[Signatures to Membership Interest Purchase Agreement continued]

SELLERS:

SLB HOLDINGS, INC.

By:	/s/ Steven L. Burman
Name: Steven L. Burman
Title: President, Secretary and Treasurer

By:	/s/ Steven L. Burman
Steven L. Burman

By:	/s/ John R. Regester
John R. Regester

By:	/s/ Cassandra Peleckis
Cassandra Peleckis

COMPANY:

BURMAN’S APOTHECARY, L.L.C.

By:	/s/ Steven L. Burman
Name: Steven L. Burman
Title: Manager

COMPANY SUBSIDIARIES:

PHARMTRACK, LLC

By:	/s/ Steven L. Burman
Name: Steven L. Burman
Title: Manager

BURMAN’S MEDIA PHARMACY, LLC

By:	/s/ Steven L. Burman
Name: Steven L. Burman
Title: Manager